EXHIBIT 4.1


                             Dated 21 May 1999



                 NATIONAL WESTMINSTER BANK PLC                    (1)

                 NIAGARA LASALLE (UK) LIMITED                     (2)


              =========================================
                         BANK FACILITIES AGREEMENT
              =========================================




Eversheds
115 Colmore Row
Birmingham
B3 3AL
BIRCORP/::ODMA\PCDOCS\NYCSRO2A\286231\1


Ref : PAJ/RHH/B01507-03067




                                  CONTENTS

      CLAUSE                                                     PAGE

1.    Definition                                                    1

2.    Facilities                                                   30

3.    Purpose                                                      31

4.    Conditions Precedent                                         34

5.    Time for Drawdown                                            37

6.    Interest Periods & Interest                                  38

7.    Repayments and Prepayments                                   40

8.    Warranties                                                   43

9.    Undertakings                                                 49

10.   Events of Default                                            63

11.   Payments                                                     69

12.   Fees and Costs                                               70

13.   Indemnities                                                  71

14.   Taxes                                                        72

15.   Increased Costs                                              72

16.   Illegality                                                   73

17.   Set-off                                                      73

18.   Assignment                                                   74

19.   Severance                                                    75

20.   Counterparts                                                 75

21.   Market Disruption                                            75

22.   European Economic and Monetary Union                         76

23.   Law & Jurisdiction                                           76

24.   Notices                                                      77

25.   Waivers                                                      78


      SCHEDULES

First Drawdown Notices


Second Certificate of Compliance

Third Eligible Receivables & Eligible Stock Certificate

Fourth Additional Costs Rate

Fifth Environmental Matters





A FACILITIES AGREEMENT made the 21st day of May 1999

BETWEEN

(1) NATIONAL WESTMINSTER BANK PLC acting through its office at PO Box 4641, 103 Colmore Row, Birmingham B3 3NR ("the Bank"); and

(2) NIAGARA LASALLE (UK) LIMITED (registered in England under number 3725308 and whose registered office is situate at Victoria Steel Works, Bull Lane, Moxley, Wednesbury, West Midlands, WS10 8RS (the "Borrower");

WHEREAS the Bank has agreed to make available to the Borrower the Facilities upon and subject to the terms and conditions of this Agreement.

NOW IT IS AGREED as follows:-

1.    DEFINITIONS

      1.1 In this Agreement the following words and expressions shall, unless stated otherwise, have the meanings set opposite them:-


"Account Debtor"            means a debtor of the Borrower in respect of a
                            Receivable;

"Accounting Quarter"        means in respect of each accounting reference
                            period of the Borrower each of the periods
                            (comprising 3 consecutive months) ending on or about 31st March, 30th June, 30th September and
                            31st December in each accounting reference period provided always that the first
                            Accounting Quarter shall commence on the Completion Date and shall end on or about 30
                            June 1999 notwithstanding that it is less than 3 months;

"Acquisition"               means the acquisition by the Borrower of
                            certain business and assets of Glynwed Steels
                            Limited pursuant to the terms of the Sale of Business Agreement;

"Act" means the Companies Act 1985 as amended or substituted by the Companies Act 1989;

"Additional Costs Rate"     means, in relation to any period, the
                            percentage rate per annum as calculated
                            pursuant to the Fourth Schedule;

"Adjusted Tangible Net      means (on a consolidated basis) the aggregate
Worth"                      amount of the share capital of the Borrower
                            paid up or credited as paid up (including, but not limited to, amounts standing to the credit of any share premium account or capital redemption reserve plus or minus the aggregate amount standing in the Borrower's capital and revenue reserves (on a consolidated basis)):-

                            (a) adjusted to take account of any variation in the amount of such paid up share capital, share premium account or capital redemption reserve since the date to which such accounts have been made up;

                            (b)   excluding any capital accounts or
                                  reserves derived from any writing up of
                                  the book value of any assets of the
                                  Borrower above historic costs less
                                  accumulated depreciation at any time
                                  after the Completion Date;

                            (c)   excluding any provisions for deferred
                                  Taxation or deferred charges;

                            (d)   making such adjustments as may in the
                                  opinion of the Auditors be appropriate to reflect any variations which have occurred since the date of the Audited Accounts and to reflect any changes in GAAP since such date;

                            (e)   excluding exchange gains and losses
                                  arising on consolidation accounted for
                                  through reserves in accordance with
                                  SSAP20;

                            (f) deducting any amounts attributable to any intangible asset (including but not limited to goodwill arising out of the Acquisition, trade marks or similar property) included as an asset in the Borrower's consolidated balance sheet;

                            (g) excluding any profit or loss arising on the disposal of fixed assets;

                            (h) excluding any minority interests arising on consolidation;

                            (i) excluding Extraordinary Items since the Completion Date; and

                            (j)   adding back the amount of the
                                  Subordinated Loan and any accrued but
                                  unpaid interest arising thereon to the
                                  extent that such interest has been
                                  charged to the profit and loss account of the Borrower;

                            (k)   excluding adequate provision for any
                                  pension contributions made (or to be
                                  made) by the Borrower relating to Mr A
                                  Bagshawe's pension;

                            and in each case the relevant calculations, addition, deduction, exclusion or adjustment shall be made by reference to the then latest Audited Accounts;

"Advance"                   means an advance made by the Bank under all or
                            any of the Facilities pursuant to the terms hereof;

"Affiliate"                 means, in relation to any body corporate, all
                            associated companies, directors and relatives and companies in which such persons are interested;

"Agreed Terms"              means a document agreed by the Bank's
                            Solicitors and the Borrowers' Solicitors and initialled by them for identification purposes;

"Ancillaries Facility"      means the availability of terminable
                            indemnities and forward foreign exchange contracts under the Revolving Facility as detailed in clause 3.2;

"Audited Accounts"          means the audited accounts of the Borrower to
                            be delivered under clause 9.1.6(a);

"Auditors"                  means BDO Stoy Hayward or such other firm or
                            person as the Bank may agree provided that reference to a particular person shall include reference to any person arising from any merger or amalgamation of any kind whatsoever involving such original person;

"Bank's Solicitors"         means Eversheds of 115 Colmore Row, Birmingham,
                            B3 3AL;

"Borrowed Money"            means, in relation to the Borrower (or the
                            Holding Company or any of its Subsidiaries, as the context may require), any obligation for the payment or repayment of money (whether as principal or as surety and whether present or future, actual or contingent) incurred in respect of the following (but without double counting):

                            (a) the principal amount of money borrowed or raised,

                            (b) any bond, note, loan stock, debenture or similar instrument,

                            (c)   acceptance credit, documentary credit,
                                  bill discounting, factoring or note or
                                  purchase facilities,

                            (d) deferred payments for assets or services acquired (other than on normal trade credit terms) where payment is due more than 4 months after the date of the acquisition of the goods or services in question,

                            (e) rental payments under leases (whether in respect of land, machinery, equipment or otherwise) which are defined as Finance Leases but excluding rental payments under a lease of property which would not be treated as a Finance Lease

                            (f) counter indemnity obligations in respect of guarantees, bonds, standby letters of credit, or other instruments issued in connection with the performance of contracts by banks or other financial institutions,

                            (g) payments under any hire, hire purchase, conditional, sale or instalment sale and purchase agreements but, for the avoidance of doubt, excluding any obligations under any operating lease;

                            (h)   guarantees or other assurances against
                                  financial loss in respect of indebtedness of any person falling within any of (a) to (g) above; and

                            (i)   any other transaction having
                                  substantially the same commercial effect as any of the above;

"Borrowers' Solicitors"     means Paisner & Co of Bouverie House, 154 Fleet
                            Street, London EC4A 2JD;

"Breakage Costs"            means the amounts payable to the Bank by way of
                            compensation as specified as such in clause 7.4;

"Business"                  means the business now or hereafter to be
                            conducted by the Borrower;

"Business Day"              means a day (other than a Saturday or Sunday)
                            on which banks are open for a full range of banking transactions in London;

"Capital Expenditure"       means expenditure incurred (or as the case may
                            be) to be incurred by the Borrower in the acquisition of buildings, plant, machinery or other fixed assets, businesses, shares in new subsidiaries and/or associated companies and any other investment or expenditure treated as capital expenditure in accordance with
                            GAAP;

"Completion Date"           means the date on which the Acquisition is
                            completed and becomes unconditional in all respects;

"Current Assets"            means at any time, the aggregate value of its
                            assets which are treated as current assets in accordance with GAAP;

"Current Account"           means such account or accounts of the Borrower
                            at the Bank as the Bank shall, at the date of the opening of such account, so designate;

"Current Liabilities"       means, at any time, the aggregate value of its
                            liabilities which are treated as current liabilities in accordance with GAAP;

"Drawdown Notice"           means a notice in the form set out in the First
                            Schedule in respect of the Term Facility and/or the Revolving Facility in either case signed by the Borrower;

"Eligible Stock"            means, at any time, all Stock of the Borrower
                            at such time but will in no event include any Stock of the Borrower if:

                            (a) it is obsolete, slow-moving, not in good condition or not currently useable or saleable in the ordinary course of the Borrower's business;

                            (b)   it constitutes damaged or defective
                                  materials;

                            (c) it is held by the Borrower as consignee for a third party;

                            (d)   it is subject to retention of title or
                                  Romalpa provisions in favour of any
                                  person other than the Borrower;

                            (e)   it is spare parts, scrap or only
                                  semi-finished or otherwise constitutes
                                  work-in-progress;

                            (f) it is in transit outside such property as is owned or occupied by the Borrower ;

                            (g)   it is determined by the Bank as being
                                  unsuitable for forming the basis of a
                                  lending decision;

"Eligible Receivables"      means, at any time, all Receivables of the
                            Borrower at such time, but will in no event include any Receivable of the Borrower if it is:

                            (a) a Receivable which does not arise from the actual and bona fide sale and delivery of goods by the Borrower or rendition of services by the Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

                            (b)   a Receivable which :-

                                  (i) does not fall under sub-clause (b)
                            (iii) below; and

                                  (ii) remains fully or partly unpaid 90
                            days after the date of the original invoice; or

                                  (iii) in the case of an extended term
                            customer, remains fully or partly unpaid 120 days from the date of the original invoice;

                            (c) a Receivable that arose other than in the ordinary course of business of the Borrower in respect of an actual and bona fide sale;

                            (d) a Receivable with respect to which the Account Debtor is a director, officer, employee, Subsidiary of the Borrower or Affiliate of the Borrower (including, for the avoidance of doubt, the Holding Company or any Subsidiaries of the Holding Company);

                            (e) a Receivable with respect to which the Account Debtor has asserted a counterclaim or has (or has asserted) a right of set off, to the extent of such counterclaim or set off;

                            (f) a Receivable with respect to which the Bank (as agent for MTT) does not have a valid, equitable assignment under the Security Documents;

                            (g) a Receivable as to which all goods in connection therewith have not been shipped to the Account Debtor;

                            (h) a Receivable with respect to which the Account Debtor is the subject of any bankruptcy or insolvency proceeding in any jurisdiction or has made an assignment for the benefit of creditors or whose assets have been conveyed to a receiver, administrator, trustee or other insolvency official;

                            (i) a Receivable with respect to which the Account Debtor's obligation to pay the Receivable is conditional upon the Account Debtor's approval or is otherwise subject to any repurchase obligation or right of return, as with sales made on a bill- and-hold, guaranteed sale, sale-and-return, sale on approval or consignment basis;

                            (j) a Receivable where there are facts, events or occurrences which would impair the validity, enforceability or collectability of that Receivable or of reducing the amount payable or delaying payment thereunder;

                            Provided, however, a Receivable described in subclauses (a) to (j) above may be treated as an Eligible Receivable if such Receivable is, at the Bank's sole discretion, determined to be Insurable (as defined below) or comes within such categories other than as stated in (a) to
                            (j) above as the Bank may determine in its sole discretion to be accepted for inclusion as an Eligible Receivable from time to time solely on the basis of an event, condition or circumstances arising after the date of this Agreement.

                            For the purposes of this definition,
                            "Insurable" shall mean where the Bank has received evidence, in form and substance satisfactory to it, that notwithstanding the circumstances or facts otherwise rendering such Receivable to be ineligible, credit insurance in respect of such Receivable would be available to the Borrower in the usual credit insurance market;

"Eligible Receivables       means 85% (eighty five per cent) of the
Limit"                      aggregate value of Eligible Receivables as at
                            the date of calculation;

"Eligible Receivables       means, as of a particular period of time, the
and Eligible Stock          certificate executed by a duly authorized
Certificate"                officer of the Borrower (other than in the case
                            of fraudulent misrepresentation given
                            without personal liability on his part), certifying as to the amount of the Eligible
                            Receivables and Eligible Stock at such time, the form of which is attached as the Third
                            Schedule;

"Eligible Stock Limit"      means 60% (sixty per cent) of the value of
                            Eligible Stock as at the date of calculation;

"Environmental Consents"    means all or any permits, licences, approvals,
                            consents, certificates or other authorizations, including any conditions which attach to any of the same and the filing of all notifications, reports and assessments required at any time by any Environmental Law for the operation of the Business and/or in relation to the occupation, use or holding of the Existing Property and any other premises or property of the Borrower from time to time after the date of this Agreement;

"Environmental Law"         means all or any statutes, directives,
                            regulations, codes of practice or conduct, circulars and guidance notes and rules of law relating to or concerning:-

                            (a) pollution or protection of the environment or the health of humans, animals or plants; or

                            (b) workers' health and safety; or

                            (c) the manufacture, processing, distribution, use, treatment, storage, disposal, emission, release or discharge into the environment of any hazardous substance;

"Exceptional Items"         are as defined in FRS3, but shall exclude those
                            items listed in Paragraph 20 of FRS3;

"Extraordinary Items"       are as defined in FRS3, but in addition shall
                            include those items listed in Paragraph 20 of FRS3 and for the avoidance of doubt, shall include reorganization costs charged to profit relating to the closure of Ductile Hot Mill and the partial closure of Dudley Port Rolling Mill limited to a maximum amount of (pound)1,500,000;

"Existing Properties"       means the properties the subject of the Leases;

"Event of Default"          means any one or more of the events set out in
                            clause 10;

"Facilities"                means together the Term Facility, the Revolving
                            Facility and the Settlement Risk Facilities;

"Finance Lease"             means any lease, hire agreement, credit sale
                            agreement, purchase agreement, conditional sale agreement or instalment sale and purchase agreement which should be treated in accordance with SSAP 21 (or any successor thereto) as a finance lease or in the same way as a finance lease;

"FRS" means a financial reporting standard issued by the Accounting Standards Board for application in England and Wales and, where referenced by a number, means that particular financial reporting standard;

"GAAP" means accounting principles and bases (including FRS and SSAPs from time to time) which are recommended by the Institute of Chartered Accountants in England and Wales and which are generally adopted and accepted in England and Wales;

"Holding Company"           means Niagara Corporation, a Delaware
                            corporation having its principal office at 667
                            Madison Avenue, New York, New York 10021,
                            United States of America;

"Inter Bank Agreement"      means the agreement dated as of today between
                            the Bank (1) MTT (2) and the Borrower (3) regulating the relationships between MTT and the Bank under both this Agreement and the Standby Letters of Credit;

"Intercreditor Agreement"   means an agreement dated as of today between
                            (1) the Bank, (2) the Holding Company and (3) the Borrower pursuant to which the Borrower and the Holding Company have agreed in favour of the Bank to subordinate the repayment of the Subordinated Loan to repayment of the Facilities;

"Interest"                  means in respect of the Borrower in relation to
                            a period of time, the aggregate of:-

                            (a) interest from time to time charged by the Bank under and in respect of the Facilities or any other facility made available by the Bank from time to time to the Borrower;

                            (b) interest, commissions, periodic fees and other financing charges on any other indebtedness payable (on an accrued basis) by the Borrower during that period including the interest element of hire purchase and Finance Leases but excluding any amounts amortized on finance costs arising from completion of the Acquisition;

                            (c) the consideration given by the Borrower during that period whether by way of discount or otherwise in connection with finance for the Holding Company or any of its Subsidiaries (other than the Borrower) by way of acceptance credit bill discounting debt factoring or other like arrangement;

                            (d) excluding any interest received or
                            receivable;

                            (e) less any sums receivable or plus any sum paid or due, owing or incurred by the Borrower under any interest rate protection agreement of whatever description during such period; and

                            (f) less any interest accrued (to the extent not paid) in respect of the Subordinated Loan;

                            (but so that there will be no double counting of any of the above items);

"Interest Payment Dates"    means the last day of an Interest Period and,
                            in addition, in the case of an Interest Period of more than six months, the date falling on the last day of each successive six month period after the first day of such Interest
                            Period;

"Interest Period"           means a period by reference to which interest
                            is calculated and payable on an Advance or an overdue sum in accordance with clause 6 hereof;

"Intra Group Loan           means the loan agreement dated (as of today)
Agreement"                  between (1) the Borrower and (2) the Holding
                            Company in the Agreed Terms pursuant to which the Holding Company has made available the Subordinated
                            Loan to the Borrower;

"Leases" means the various leasehold interests acquired by the Borrower pursuant to:

                            (a) a property agreement dated 16 April 1999 and made between (1) Glynwed Property Management Limited (2) Glynwed Properties Limited, (3) the Borrower, (4) the Holding Company and (5) Glynwed International plc; and

                            (b) an agreement for lease dated 16 April 1999 and made between (1) Glynwed Property
                            Management Limited, (2) Glynwed Properties
                            Limited, (3) the Borrower and (4) the Holding
                            Company;

"Lending Documents"         this Agreement, the Security Agency Deed, the
                            Security Documents, the Inter Bank Agreement, the Intra Group Loan Agreement and the Inter creditor Agreement;

"LIBOR" means in respect of any Interest Period or other period and in relation to an Advance or unpaid sum the rate per cent per annum determined by the Bank to be the rate at which sterling deposits for the relevant Interest Period or other period and in an amount comparable to such Advance or other such sum (as the case may be) were being offered by the Bank to prime banks in the London Interbank Market at or about 11:00am on the first day of such Interest Period or other period;

"Loan Default Rate"         such rate per annum as the Bank may determine
                            to be the aggregate of:-
                            (a) 3%; and

                            (b) the Loan Interest Rate in each case for such successive periods not exceeding 3 months as the Bank may determine from time to time in respect of amounts comparable with the sum or sums not paid provided that if any unpaid sum is of principal repayable prior to the last day of an Interest Period relating thereto LIBOR applicable to such unpaid sum for the remaining period up to the last day of that Interest Period shall remain LIBOR applicable to it at the beginning of such Interest Period;

"Loan Interest Rate"        means the aggregate of:-

                            (a)   the Loan Margin;

                            (b) LIBOR relative to the Interest Period in question; and

                            (c)   the Additional Costs Rate;

"Loan Margin"               means 0.15% (fifteen basis points) per annum;

"Loans" means the respective principal amounts drawndown by the Borrower under the Facilities or, as the context may require the principal amount for the time being outstanding under the Facilities ;

"Long Form Report"          means the report prepared by
                            PricewaterhouseCoopers on the business and assets to be acquired by the Borrower pursuant to the Sale of Business Agreement and dated 12
                            May 1999;

"Management"                means Michael Scharf, Raymond Rozanski, Jane
                            Withers and Tony Bagshawe or any of them, as the context may require;

"Management Accounts"       means the monthly management accounts of the
                            Borrower to be delivered under clause 9.1.6(b);

"Material Adverse Change"   means any change which is, in the reasonable
                            opinion of the Bank, likely to be adverse to the ability of the Borrower to perform its material obligations under this Agreement or under any of the other Lending Documents as and when such obligations fall due;

"MTT" means Manufacturers and Traders Trust Company having its principal office at One Fountain Plaza, Buffalo, NY 14203 - 1495, United States of America;

"Permitted Disposal"        means any sale, transfer, lease, loan or
                            disposal of any Asset (excluding any Current
                            Assets) of the Borrower or any of its
                            Subsidiaries on terms whereby :-

                            (i) the proceeds of such sale, transfer, lease loan or disposal are re-invested in the Business within 3 months of the date of such transaction; or

                            (ii) the proceeds of such sale, transfer, lease, loan or disposal are used to prepay the Term Loan on the next Interest Payment Date following such transactions; or

                            (iii) the proceeds of such sale, transfer, loan or disposal do not exceed (pound)100,000 in aggregate in any one financial year;

"PBIT" means in relation to the Borrower and period for which the calculation is made, profit on ordinary trading activities (including but not limited to Exceptional Items and credit interest receivable in respect of positive cash balances) before Tax and Interest excluding:

                            (a) amounts written off the value of
                            investments;

                            (b) profit attributable to minority interests;

                            (c) amounts written off the value attributed to goodwill arising out of the Acquisition;

                            (d) any Extraordinary Items;

                            (e) any profit or loss arising on the disposal of fixed assets;

                            (f) income from participating interests in associated undertakings and income from any other fixed asset investments;

                            (g) acquisition expenses required to be
                            capitalized in accordance with Paragraph 85 of FRS7;

                            (h) any realized or unrealized exchange gains and losses;

                            (i) any costs associated with the Acquisition

                            PROVIDED ALWAYS THAT no item should be counted more than once and Interest shall be excluded;

"Potential Default"         means any event which, with the giving of
                            notice or the lapse of time (or any combination thereof) would in the reasonable opinion of the Bank constitute an Event of Default;

"Purchase Price"            means the aggregate consideration for the
                            acquisition of certain business and assets of Glynwed Steels Limited pursuant to the terms of the Sale of Business Agreement;

"Qualifying Bank"           means a person which is a bank within the
                            meaning of s.840A of the Income and Corporation
                            Taxes Act 1988 and which is within the charge to corporation tax as respects interest received by it and to which it is beneficially entitled (as provided by s.349(3)(a) of the Income and Corporation Taxes Act 1988) or, if that section is amended, repealed or re-enacted, such other category of person as may at any time and from time to time be appropriate for the purpose of this definition in the light of such amendment repeal or re-enactment;

"Receivables"               means, at any time, the aggregate present and
                            future obligations of an Account Debtor of the Borrower for the payment of money to the Borrower at such time together with all connected rights, claims, deposits and payments;

"Reimbursement Agreement"   means an agreement dated as of today between
                            (1) MTT and (2) the Borrower pursuant to which the Borrower has agreed to counter indemnify
                            MTT in respect of any monies paid by MTT to the Bank under the Standby Letters of Credit;

"Repayment Date(s)"         means the dates set out in clause 7.1 by which
                            dates the Loans are to be repaid or reduced by the required amounts (and in the case of any amounts outstanding under the Settlement Risk
                            Facilities, on the date demand is made by the Bank for repayment thereof) and each of which is referred to as a "Repayment Date" and the last of which is referred to as the "Final
                            Repayment Date";

"Revolving Advance"         means each advance under the Revolving Facility
                            or, as the context requires, the principal amount of that advance (or those advances) outstanding from time to time;

"Revolving Facility"        means (subject to the proviso below) the
                            revolving credit facility in a principal amount of up to (pound)9,800,000 (nine million eight hundred thousand pounds Sterling) to be made available by the Bank and to be advanced to the Borrower on the terms of this Agreement to the extent that the same is not otherwise cancelled reduced or terminated in accordance with the terms of this Agreement (which amount shall include, for the avoidance of doubt, the Ancillaries Facility) provided, however, that the maximum principal amount available under the Revolving Facility at all times shall never exceed the principal amount of the Revolving
                            Standby Letter of Credit less 2% (the "Interest and Fees Headroom") which is designed to cover interest and fees payable under the Revolving
                            Facility which is not covered by the principal amount of the Revolving Standby Letter of Credit;

"Revolving Facility         means the period commencing on Completion Date
Availability Period"        and ending on the earlier of :-

                            (a) the date on which the Borrower cancels in accordance with this Agreement the whole of the aggregate Revolving Advances; and

                            (b) the date on which the Borrower repays the whole of the Revolving Facility Available Amount; and

                            (c) the third anniversary of Completion Date;

"Revolving Facility         means (pound)9,800,000 (nine million eight
Available Amount"           hundred thousand pounds Sterling) (subject to
                            the proviso below) less the aggregate of :-

                            (a) the aggregate of all outstanding Advances under the Revolving Facility or amounts attributable to the Ancillaries Facility as calculated in accordance with Clause 3.2;

                            (b) after cancellation of any undrawn portion of the Revolving Facility pursuant to clause 7.2.5, the amount so cancelled;

                            (c) 2% (the "Interest and Fees Headroom") which is designed to cover interest and fees payable under the Revolving Facility which is not the subject of the principal amount outstanding under the Revolving Standby Letter of Credit; Provided, however, that the maximum principal amount available under the Revolving Facility shall at all times never exceed the principal amount of the Revolving Standby Letter of Credit;

"Revolving Standby Letter   means a Standby Letter of Credit (drawn in
of Credit"                  accordance with the Uniform Customs and
                            Practice for Documentary Credits ICC
                            Publication No. 500) for the principal amount of the Revolving Facility to be issued by MTT to the Bank;

"Sale of Business           means the agreement dated 16 April 1999
Agreement"                  (together with its schedules) made between
                            Glynwed Steels Limited (1), Glynwed
                            International Limited (2), the Borrower (3) and the Holding Company (4) whereby the Borrower agreed to acquire certain business and assets of Glynwed Steels Limited;

"Security Agency Deed"       means the agency deed of today's date between
                            (1) the Bank, (2) MTT and (3) the Borrower pursuant to which the Bank will be holding the security entered into by the Borrower (and referred to in clause 4.2.1) for the obligations of the Borrower under the Reimbursement Agreement as agent for MTT;

"Security Documents"        means the documents executed or to be executed
                            by the Borrower in accordance with clause 4.2.1 and any other documents at any time after the date of this Agreement given or delivered to the Bank as agent for MTT and as security for the performance by the Borrower of its obligations under the Reimbursement Agreement;

"Security Interest"         means any mortgage, charge (whether fixed or
                            floating), pledge, hypothecation, lien (other than liens arising in the ordinary course of business by operation of law), encumbrance, trust arrangement, preferential creditor's right (other than such a right arising under the general law for the protection of certain classes of creditors) or other agreement or arrangement, the effect of any of which is the creation of security or any other security interest, however created or arising;

"Settlement Risk            means the interest set off, group and
Facilities"                 settlement risk facilities in a maximum
                            principal amount in aggregate of(pound)3,000,000
                            (three million pounds Sterling) as the same are detailed by an Advice of Borrowing Terms dated
                            10 May 1999 addressed by the Bank to the Borrower;

"Standby Letters of         means the Revolving Standby Letter of Credit
 Credit"                    and the Term Standby Letter of Credit or either
                            of them, as the case may be;

"Stock" means, at any time, any finished goods, raw materials and unfinished goods (but excluding work-in- progress) of the Borrower at such time which are located in the United Kingdom or the United States of America (or elsewhere as the Bank may, in its sole discretion, specify to the Borrower);

"Subsidiaries"              means subsidiary companies from time to time
                            (having the meaning given to such expression by Section 736 of the Act (as amended by the Companies Act 1989)) and "Subsidiary" shall be construed accordingly;

"Subordinated Loan"         means a loan of (pound)3,750,000 (three million
                            seven hundred and fifty thousand pounds
                            Sterling) to be made by the Holding Company to the Borrower on or before the date of this Agreement pursuant to the terms of the Intra
                            Group Loan Agreement and subject to the terms of the Intercreditor Agreement;

"Surplus Cash"              means, in relation to a period of time, the
                            PBIT for the Borrower for that period:-

                            (a) after adding back any amount written off in respect of depreciation;

                            (b) less the aggregate of any Taxes paid by the Borrower during such period;

                            (c) less the amount of Capital Expenditure incurred by the Borrower during such period but net of the amount of payments received during such period in respect of finance raised by way of Finance Leases;

                            (d) plus the proceeds of disposal of fixed assets during such period;

                            (e) plus income received from participating interests in associated undertakings to the extent received in cash and less any payments made to associated undertakings;

                            (f) plus dividends received from other fixed asset investments;

                            (g) plus or minus the movement in provisions for liabilities to the extent that this has been debited or credited to PBIT;

                            (h) plus any receipts by way of Extraordinary Items and deducting payments by way of Extraordinary Items in each case made during such period;

                            (i) plus realized exchange gains and minus realized exchange losses charged during such period; and

                            (j) excluding any costs (whether by way of share purchase or other payments) associated with the Acquisition;

                            less :-

                            (k) Interest paid or payable by the Borrower;

                            (l) the principal amounts paid or scheduled to be paid in respect of the Term Facility during such period but excluding any prepayments made by the Borrower out of Surplus Cash generated during a previous financial year;

                            (m) all repayments of principal required under any Finance Lease; and

                            (n) all dividends paid to shareholders of the Borrower in the period to the extent that they are paid in respect of distributable profits earned in that period; and all dividends paid or proposed to be paid after the end of that period which are in respect of profit earned in that or any earlier period (for the avoidance of doubt, no dividend payment shall be counted more than once);

                            PROVIDED ALWAYS THAT no items have been counted more than once

"SSAP" means a Standard Statement of Accounting Practice issued by the Institute of Chartered Accountants;

 "Taxation"                 includes all present and future governmental
                            taxes, levies, import duties, fees, charges or withholdings of whatever nature and whenever levied, charged or assessed together with any interest thereon and any penalties in respect thereof and "Tax" and "Taxes" shall be construed accordingly;

"Term Facility"             means the term loan facility in a principal
                            amount of (pound)10,000,000 (ten million pounds
                            Sterling) less the 2% in respect of interest and fees accruing under the Term Facility (the
                            "Interest and Fees Headroom") not covered by the principal amount of the Term Standby Letter of Credit to be made available by the Bank and to be advanced to the Borrower hereunder to the extent that the same is not otherwise cancelled reduced or terminated in accordance with the terms of this Agreement;

"Term Standby Letter of     means a standby letter of credit (drawn in
Credit"                     accordance with the Uniform Customs and
                            Practice for Documentary Credits ICC
                            Publication No. 500) for the principal amount of the Term Facility to be issued by MTT to the Bank including any substitute or replacement
                            Standby Letter of Credit(s) issued by MTT pursuant to clause 4.1.2 of the Inter Bank
                            Agreement;

"Trading Period"            means each successive period of one month (or
                            four or five weeks as the case may be) within an accounting reference period into which the Borrower is to divide its trading accounts for the purpose of management accounting and budgeting;

"UK Guarantee"              means the guarantee in the Agreed Terms entered
                            into by the Borrower in favour of MTT;

      1.2 References to this Agreement or to any other document include references to this Agreement or such other documents as varied supplemented replaced and/or restated in any manner from time to time as agreed in accordance with the terms hereof or thereof as the case may be or between the parties hereto or thereto as the case may be from time to time.

      1.3 References to clauses, sub-clauses, paragraphs, schedules and annexures are to be construed as references to clauses, sub-clauses, paragraphs, schedules and annexures of this Agreement unless otherwise stated.

      1.4 References to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended.

      1.5 References to any party hereto shall where relevant be deemed to be references to or to include as appropriate their respective successors or assigns permitted in accordance with the terms hereof.

      1.6 Unless the context otherwise requires words denoting the singular number shall include the plural and vice versa.

      1.7 All references in this Agreement to sums or amounts due, owing or payable "hereunder" or "under this Agreement" shall include, where the context permits, reference to sums payable under any of the Lending Documents.

      1.8 References to the "Assets" of any person or company shall be construed as reference to the whole or any part of its business, undertaking, property, assets and revenues (including any right to receive revenues and uncalled capital).

      1.9 "Accounting reference date" and "accounting reference period" shall have the meanings given to those expressions in Part VII of the Companies Act 1985.

      1.10 "Sterling" or "(pound)" shall mean the lawful currency for the time being of the United Kingdom.

      1.11 In the event of any inconsistency between the provisions of this Agreement and the provisions of any of the Inter Bank Agreement, the Inter Bank Agreement will prevail.

      1.12 Any determination, calculation, opinion or consent to be provided by the Bank under the terms of this Agreement shall be given or made pursuant to the terms of the Inter Bank
            Agreement.

2.    FACILITIES

      2.1   Subject to the terms and conditions of this Agreement
            (including without prejudice to the generality of the foregoing the provisions of clause 4), the Bank agrees to make available the Facilities as follows:-

            2.1.1 the Term Facility for a term of seven years ending on the seventh anniversary of drawdown of the Term Facility;

            2.1.2 (subject to the prior or simultaneous drawing of the Term Facility) the Revolving Facility for a term of three years starting on Completion Date.

      2.2 In respect of the Advances under the Term Facility and/or the Revolving Facility the Borrower respectively shall lodge with the Bank in the case of the Term Facility not later than 10 a.m. (London time) on the Business Day preceding the proposed date of drawdown of the Advance and in the case of the Revolving Facility not later than 10 a.m. (London time) on the proposed date of drawdown of the Advance or, in both cases, at such later time as the Bank shall agree, a Drawdown Notice specifying:-

            2.2.1  the proposed date of the Advance;

            2.2.2  the amount of the Advance;

            2.2.3 the duration of the first Interest Period in accordance with the terms of this Agreement;

            2.2.4 (in the case of the Revolving Facility only, the amount (if any) required to be allocated under the Ancillaries Facility and) the purpose for which such funds are to be used; and

            2.2.5 (in the case of the first Advance requested under the Revolving Facility only), a certificate as to the value of the Eligible Stock at that time

                   Provided always, for the avoidance of doubt, that no request for an Advance shall be made in respect of the Revolving Facility which would result in the Revolving Facility Available Amount being exceeded, the aggregate amount of Advances outstanding under the Revolving Facility exceeding the amount of the Revolving Facility Available Amount or the amount of the Eligible Receivables Limit and/or Eligible Stock Limit being exceeded.

            2.3 The Borrower and the Bank have agreed that, for the purposes of the first drawdown under the Revolving Facility, the amount available for drawdown shall be(pound)2,700,000, being an amount not in excess of 60% (sixty per cent) of the Eligible Stock certified by the Borrower pursuant to clause 2.2.5 above.

            2.4 The making of an Advance under this clause 2 in circumstances where any of the above conditions were not met shall not constitute a waiver by the Bank of any such conditions in relation to any subsequent Advance.

3.    PURPOSE

3.1   The Borrower undertakes to the Bank as follows:-

      3.1.1 the Term Facility shall be applied and utilized in full towards payment of the Purchase Price;

      3.1.2 the initial drawdown of the Revolving Facility shall be applied and utilized towards payment of the Purchase Price and any subsequent drawdowns shall be used in and towards the working capital requirements of the Borrower (or as the case may be, the Ancillaries Facility);

3.2 Within the availability of the Revolving Facility (and subject at all times to the Revolving Facility Available Amount and clause 3.4), upon notification to the Bank pursuant to a Drawdown Notice, the Borrower may utilize part of the Revolving Facility by means of:-

      (i) the issue by the Bank of terminable indemnities on behalf of the Borrower (the amount of terminable indemnities not to exceed (pound)500,000 (five hundred thousand pounds Sterling in aggregate) to third parties upon receipt by the Bank of a suitable counter-indemnity in its standard form in respect of such terminable indemnities; and

      (ii) (subject to the following paragraphs) forward foreign exchange contracts for the forward purchase and sale of freely convertible currencies up to a notional limit of (pound)2,000,000 (two million pounds Sterling) (the "Notional Limit").

      (iii) credit extended to the Borrower in respect of obligations or liabilities incurred under the corporate credit cards to be issued by the Borrower to the employees of the Borrower agreed with the Bank subject to a maximum credit limit of (pound)150,000 (one hundred and fiFTY thousand pounds
            Sterling).

      The gross amounts of foreign exchange contracts available under the Notional Limit will be calculated by the Bank in line with the term of the forward foreign exchange contract(s) and the currencies to be traded, as set out in the following table:


IF THE CONTRACT TERMS ARE:-                    Then utilization of the
                                               Notional Limit is calculated
                                               at:-

1.    6  months or less and for                10% (the percentage amount
      sterling against:                        being referred to as the
      US Dollar          euro                  "Relevant Percentage" of the
                         Austrian Schilling    gross sterling equivalent)
      Belgian Franc      Dutch Guilder
      Finnish Mark       French Franc
      German Mark        Italian Lire
      Irish Punt         Luxembourg Franc
      Portugese Escudo   Spanish Pesata

2.    6 months or less for any currency        20% of the gross sterling
      except the above                         equivalent

3.    between 7 and 12 months                  20% of the gross sterling
                                               equivalent

4.    between 13 and 24 months                 25% of the gross sterling
                                               equivalent

5.    between 25 and 36 months                 30% of the gross sterling
                                               equivalent

6.    between 37 and 48 months                 35% of the gross sterling
                                               equivalent

7.    greater than 48 months                   40% of the gross sterling
                                               equivalent

      Using the above table the Bank will calculate the gross amounts available to the Borrower in each of the above categories using the following formula:

       The Notional Limit (in Sterling) = Sterling gross contractual amount
       --------------------------------
           the Relevant Percentage

      The table above details the Bank's current weightings which are correct as at the date of this Agreement. The Bank may vary the weightings from time to time and will notify the Borrower of any such changes.

      The Borrower acknowledges that there is no commitment on the part of the Bank to enter into any particular foreign exchange contract with the Borrower, (and the Bank has the right to refuse to enter into any particular foreign exchange contract with the Borrower without giving any reasons) and the Notional Limit is subject to this.

      3.3 Failure by the Borrower to comply with clauses 3.1 or 3.2 shall not prejudice any rights of the Bank which shall not be responsible for monitoring or ensuring the use or application by the Borrower of the Facilities.

      3.4 If the Borrower cancels the Revolving Credit Facility (or repays or prepays all Revolving Advances and cancels the Revolving Facility Available Amount), the Borrower shall simultaneously with such cancellation or repayment or prepayment, lodge in an account (the "Cash Account") in its name with the Bank, an equivalent amount of cash in pounds Sterling so as to cover any amounts at that time being utilized under the Ancillary Facility which account (and any credit balance including accrued interest) shall be charged in favour of the Bank. After the date of such cancellation repayment or prepayment of the Revolving Advances (and Revolving Facility Available Amount), the Borrower shall only be entitled to utilize the Ancillaries Facility to the extent of the credit balance in the Cash Account.

4.    CONDITIONS PRECEDENT

      4.1 This Agreement shall be conditional and shall be of no force and effect until the Bank shall have received, in each case in a form and substance satisfactory to the Bank:-

            4.1.1 a certificate signed by a director of the Borrower to the effect that all requisite resolutions have been duly and properly passed at duly convened and constituted meetings of the Borrower or its Board of Directors authorizing the execution, delivery and performance by the Borrower of each of the Lending Documents to which the Borrower is a party and authorizing a named person or persons specified therein whose specimen signature(s) appear thereon to sign on behalf of the Borrower and/or to deliver the same as a deed or to witness the affixation of the Borrower's seal to each of the Lending Documents to which the Borrower is party;

            4.1.2 a copy certified by a director of the Borrower as a true and complete copy of the minutes and of the resolutions of the Board of Directors or members of the Borrower referred to in clause 4.1.1 above;

            4.1.3 this Agreement duly executed by all of the parties hereto;

            4.1.4 a copy of the Sale of Business Agreement and all related transaction documents and confirmation that they have been executed in terms and form satisfactory to the Bank and evidence that the Sale of Business Agreement and all related transaction documents have become unconditional in all respects (save only as regards the payment of the Purchase Price);

            4.1.5 a copy, certified as a true, complete and up-to-date copy by a director or the secretary of the Borrower of the Certificate of Incorporation, the Certificate of Incorporation on Change of Name and the Memorandum and Articles of Association of the Borrower;

            4.1.6 a letter from the Borrower, signed by a director of the Borrower, listing the directors of the Borrower and confirming that those persons are all of its existing directors together with specimen signatures of such directors;

            4.1.7  the executed Inter Bank Agreement and Security Agency
                   Deed;

            4.1.8 the Standby Letters of Credit executed by MTT together with a certificate signed by a duly authorized officer of MTT to the effect that all requisite resolutions required under any applicable law to authorize the execution, delivery and performance by MTT of the Standby Letters of Credit have been duly and properly passed at duly convened and constituted meetings of MTT;

            4.1.9 a certificate from a duly authorized officer of MTT (attaching a list of specimen signatures of officials of MTT and limits of their authority) confirming that the signatories to the Standby Letter of Credit have the authority of MTT to bind it to its obligations under the Standby Letters of Credit;

            4.1.10 evidence that the Holding Company or one of its
                   Subsidiaries has subscribed at par value for (and paid for in full and without conditions) 3,750,000 ordinary shares of (pound)1 each in the share capital of the Borrower and that the subscription monies for such shares have been credited to the Current Account;

            4.1.11 valuations indicating the open market and liquidation value(s) of the plant and machinery and equipment being acquired by the Borrower pursuant to the Sale of Business Agreement;

            4.1.12 financial forecast/projections of the Borrower to
                   include profit and loss, cash flow statements and balance sheets for the period of two years starting from 1 January 1999;

            4.1.13 a full, complete and up to date schedule of all
                   insurances maintained by the Borrower (including insurance in respect of its Receivables and against terrorism risks) having attached thereto copies of relevant policies, together with written confirmation from each relevant insurance broker that such policies are in full force and effect with all premiums paid up to date and confirming that the Banks name (as security agent for MTT) has been endorsed upon such policies as regards the assets of the Borrower except for the Leases where evidence satisfactory to the Bank that the Borrower's interest under such Leases have been insured, to the extent that the Borrower is required to insure, will be required);

            4.1.14 the Intra Group Loan Agreement duly executed by all the parties thereto and the Intercreditor Agreement duly executed by all the parties thereto;

            4.1.15 evidence that the Holding Company has lent the principal amount of the Subordinated Loan to the Borrower and that the amount of the Subordinated Loan has been credited to the Current Account;

            4.1.16 a letter from MTT and MTT's solicitors Messrs Arnold &
                   Porter both addressed to the Bank confirming that they each approve of the terms and conditions of this Agreement and the other Lending Documents.

            4.1.17 cheques made payable to the Bank in respect of (i) the
                   Bank's fee referred to in clauses 12.1.1 and 12.1.2 and (ii) the fees of the Bank's Solicitors (including any value added tax payable thereon and third party disbursements);

            4.1.18 a charge (on the Bank's standard form) over the Cash
                   Account and the credit balance (if any) relating thereto.

      4.2 The obligation of the Bank under this Agreement to make any Advance to the Borrower is subject to the further conditions precedent that the Agent (as defined in the Security Agency
            Deed) shall have received (in its capacity as agent for MTT under the Security Agency Deed) in each case in a form and substance satisfactory to the Bank:-

            4.2.1 a duly executed debenture in the Agreed Terms creating first fixed and floating charges over all the assets both present and future of the Borrower;

            4.2.2 a written undertaking addressed to the Bank's solicitors from the Borrower's solicitors undertaking to hold the Leases and any ancillary related documentation to the order of the Bank in its capacity as security agent for MTT;

            4.2.3 pursuant to clause 2.2 the relevant Drawdown Notice(s) duly executed by the Borrower.

5.    TIME FOR DRAWDOWN

      5.1 The Term Facility will be drawn in one instalment on the Completion Date and will be paid in Sterling to the Current Account of the Borrower or as it may otherwise direct pursuant to the relevant Drawdown Notice.

      5.2 Subject to the provisions of clause 2.2.5 and clause 5.3, the Revolving Facility shall be available for drawdown in whole or in multiples of (pound)100,000 at any time during the Revolving Facility Availability Period and will be paid in Sterling to the Current Account of the Borrower.

      5.3 Once the Bank has received a drawdown notice from the Borrower requesting a drawdown under the Revolving Facility it shall only be obliged to make such Advance if:-

            (i) the amount of the requested Advance (when aggregated with all other Revolving Advances outstanding at that time) will not cause the Eligible Receivables Limit and the Eligible Stock Limit to be exceeded; and

            (ii) the amount of the requested Advance (when aggregated with all other Revolving Advances outstanding at that time) will not exceed the amount of the Revolving Facility Available Amount.

      5.4 The Eligible Receivables Limit and the Eligible Stock Limit shall be calculated by the Bank at the beginning of every Trading Period by reference to the Eligible Receivables and Eligible Stock Certificate provided by the Borrower pursuant to clause 9.1.6 (c) in respect of the previous Trading Period.

      5.5 The Bank shall notify the Borrower of its calculation of the Eligible Stock Limit and the Eligible Receivables Limit after receipt of the relevant Eligible Receivables and Eligible Stock Certificate (but no later than the fifteenth day following receipt of such certificate).

      5.6 If, following the notification by the Bank to the Borrower of its calculation of the Eligible Receivables Limit and Eligible Stock Limit, the Borrower has Revolving Advances outstanding at that time which (in aggregate) exceed the Eligible Receivables Limit and the Eligible Stock Limit, the Borrower shall be obliged to prepay to the Bank such amount of Revolving Advances within 2 Business Days as shall result in the aggregate amount of Revolving Advances outstanding not exceeding such limits.

      5.7 The Borrower shall not be entitled to have outstanding more than six Advances under the Revolving Facility at any time.

      5.8 If the Borrower cancels the undrawn amount of the Revolving Facility and repays (or prepays) all outstanding Revolving Advances, it may apply to the Bank for a new revolving credit line provided that:-

            5.8.1 a new Standby Letter of Credit on terms satisfactory to the Bank has been issued by MTT to the Bank for an amount equivalent to the amount of new revolving credit applied for;

            5.8.2 no Event of Default or Potential Default has occurred under the Term Facility;

            5.8.3 assuming that (i) and (ii) are satisfied, such revolving credit line shall be made available by the Bank to the Borrower on exactly the same terms as the Revolving Facility.

6.    INTEREST PERIODS AND INTEREST

      6.1 The Borrower may select the duration (being 1, 3 or 6 months) of Interest Periods for the Loans. Such selection shall be made by way of the first Drawdown Notice (in respect of the Term Facility and the first Revolving Advance) and each subsequent Drawdown Notice (in respect of the Revolving Facility). If the Borrower has not previously selected an Interest Period in accordance with this clause 6.1, Interest Periods shall be of the duration of three months provided that :-

            6.1.1 each Interest Period shall commence on the expiry of the preceding Interest Period provided the first Interest Period shall commence on the date of first drawdown and expire 3 months thereafter or such other date as the Bank may agree;

            6.1.2 if any Interest Period would end on a day which is not a Business Day such Interest Period shall be extended to the next Business Day unless doing so would extend that Interest Period into the next following calendar month in which event that Interest Period shall be shortened so as to end on the immediately preceding Business Day;

            6.1.3 if any Interest Period commences on the last Business Day in a calendar month or if there is no corresponding date in the calendar month in which an Interest Period is due to end then such Interest Period shall end on the last Business Day in the relevant later month;

            6.1.4 the final Interest Period relative to the Loans shall end on their Final Repayment Date.

      6.2 The rate of interest applicable to the Facilities during each Interest Period shall be the rate per annum calculated by the Bank to be the Loan Interest Rate for that Interest Period.

      6.3 In the event of default by the Borrower in the payment of any sum due and payable pursuant to this Agreement on the date due for payment and without prejudice to the Bank's other remedies under this Agreement or by virtue of the general law the Borrower shall pay interest on that overdue sum for the period from the date when such payment was due and payable until actual payment (as well after as before judgement) at the Loan Default Rate.

      6.4 All interest payable under the terms of this Agreement shall accrue from day to day and shall be calculated on the basis of 365 days per annum and shall be paid in arrears on the relevant Interest Payment Dates. The Bank shall be entitled in its discretion to debit the amount of any interest due under this clause 6 to the Current Account.

      6.5 The statement of the Bank as to the rate or amount of interest payable pursuant to this clause 6 shall in the absence of manifest error be conclusive and binding on the Borrower in all respects.

7.    REPAYMENTS AND PREPAYMENTS

      7.1   Repayment

      Subject to the provisions of this clause 7 and clause 10 below the Borrower shall repay to the Bank:-

            7.1.1 the principal amount of the Term Facility in the following manner:

                   starting on 31 May 2000 and then at the end of every month thereafter, the amounts set out in column (1) each month in arrears so as to reduce the Term Facility each year by a maximum amount shown in column (2) by each of the dates shown in column (3):-

                          (1)                 (2)                  (3)
                        Monthly              Annual               Date
                        Payments            Payments
                    (pound)50,000.00   (pound)600,000.00     30 April 2001
                    (pound)85,000.00   (pound)1,020,000.00   30 April 2002
                   (pound)125,000.00   (pound)1,500,000.00   30 April 2003
                   (pound)160,000.00   (pound)1,920,000.00   30 April 2004
                   (pound)200,000.00   (pound)2,400,000.00   30 April 2005
                   (pound)213,333.33   (pound)2,560,000.00   30 April 2006

            7.1.2 a Revolving Advance on the Interest Payment Date relative thereto. Subject to the requirements of clause 5.3, if a Revolving Advance (the "new Revolving Advance") is to be made to the Borrower on a day on which another Revolving Advance (the "maturing Revolving Advance") is due to be repaid by the Borrower then, subject to the terms of this Agreement:-

                  (a) the maturing Revolving Advance shall be deemed to have been repaid on the Interest Payment Date relative thereto either in whole (if the new Revolving Advance is equal to or greater than the maturing Revolving Advance) or in part (if the new Revolving Advance is less than the maturing Revolving Advance) and

                  (b) to the extent that the maturing Revolving Advance is so deemed to have been repaid, the principal amount of the new Revolving Advance to be made on such date shall be deemed to have been credited to the account of the Borrower by the Bank in accordance with the terms of this Agreement and the Bank shall (subject to the requirements of clause 5.3) only be obliged to make available to the Borrower a principal amount equal to the amount by which the new Revolving Advance exceeds the maturing Revolving Advance. On the last day of the Revolving Facility Availability Period all outstanding Revolving Advances shall be repaid in full.

      7.2   PREPAYMENT AND CANCELLATION

            7.2.1 The Borrower may, having given not less than 7 days prior written notice to the Bank (such notice specifying the date and the intended amount of the prepayment), prepay on any Interest Payment Date all or any part of the Term Facility then outstanding such prepayment, if in part, to be of a minimum amount of (pound)100,000 or a multiple of (pound)100,000.

            7.2.2 Prepayments under (i) the Term Loan (or the Revolving Loan under clause 5.6) shall be made together with accrued interest thereon and (ii) in the case of prepayment of the whole of the Loans, all other amounts payable in respect of the Facilities under this Agreement.

            7.2.3 No amount prepaid under clause 7.2.1 or clause 7.2.6 or cancelled under clause 7.2.5 of this Agreement may be redrawn and the Term Facility (or Revolving Facility, as the case may be) shall be reduced by the amount of any such prepayment or cancellation. Any such prepayment shall be applied against and shall reduce or extinguish the repayment amounts specified in clause 7.1.1 in inverse order of maturity.

            7.2.4 Unless agreed by the Bank any notice of prepayment given by the Borrower under this Agreement shall be irrevocable and the Borrower shall be bound to prepay the relevant amount in accordance with such notice. Unless agreed by the Bank the Borrower may not prepay all or any part of the Loans except in accordance with the express terms of this Agreement.

            7.2.5 The Borrower may, without penalty, having given not less than 7 days prior written notice to the Bank (such notice specifying the date and intended amount to be cancelled), cancel all or part of any undrawn portion of the Revolving Facility such cancellation, if in part, to be of a minimum amount of (pound)100,000 or a multiple of (pound)100,000.

            7.2.6 If the Audited Accounts delivered pursuant to clause 9.1.6(a) show (in respect of the Borrower) the existence of Surplus Cash as determined by the Bank), the Borrower shall be obliged to utilize 50% (fifty per cent) of such Surplus Cash to prepay amounts of principal outstanding under the Term Facility. Such prepayment(s) shall be made annually, commencing 31 December 2000 and shall be applied in inverse order of maturity to the repayment schedule set out in clause 7.1.1. above.

      7.3 Notwithstanding any other provision of this Agreement in the event that the business of the Borrower or any of its Subsidiaries or any material part thereof shall (without the prior written consent of the Bank) be sold or transferred to any third party the Borrower shall forthwith on written demand by the Bank repay the Loans.

      7.4 The Bank in its discretion may debit any sums due to it in accordance with this clause 7 whether by way of repayment, prepayment or otherwise by debiting the relevant amount from such account or accounts of the Borrower at the Bank as the Bank may from time to time determine and Breakage Costs will (if applicable) be payable by the Borrower in all cases. Breakage Costs will apply whenever the Bank receives or recovers all or any part of an Advance otherwise than on the last day of its then current Interest Period or, where the Bank has agreed to fix the interest rate applicable, otherwise than at the end of that fixed period or in accordance with the terms of any such agreement or contract and the Borrower shall pay to the Bank on demand such additional amount as the Bank shall certify to be necessary to compensate it for losses if any or expenses sustained or incurred in liquidating or re-deploying funds acquired or committed to make, fund or maintain such Advances for such Interest Period or fixed period (such certification to be conclusive and binding on the Borrower in the absence of manifest error).

      7.5 In the event of the Revolving Facility and/or the Term Facility becoming immediately due and payable in accordance with clause
            10.2 or clause 7.3 at any time during an Interest Period or other fixed period agreed by the Bank the Bank may break the Interest Period or other fixed period on the date upon which the Revolving Facility and/or the Term Facility shall become immediately due and payable and will debit such account or accounts of the Borrower at the Bank as the Bank may from time to time determine with any additional amount as will be certified in writing by the Bank to the Borrower to compensate the Bank for any loss it incurs by reason of the Revolving Facility and/or Term Facility having become immediately due and payable (including, for the avoidance of doubt, any Breakage Costs). From the date of the demand interest will be calculated in accordance with the provisions of clause 6.

8.    WARRANTIES

      8.1 The Borrower hereby warrants and represents to the Bank as follows:-

            8.1.1 it is duly incorporated and validly existing under the laws of England as a limited liability company and has the power to carry on its business as it is now being (or will immediately after the Completion Date be) conducted and to own its property and other assets;

            8.1.2 it has the power to execute, deliver and perform its obligations under this Agreement and to drawdown under the Facilities; all necessary corporate, shareholder and other action has been taken to authorize the execution, delivery and performance of the same and no limitation on its powers to borrow will be exceeded as a result of the drawing of any Advance;

            8.1.3 it has power to execute, deliver and perform its obligations under the Lending Documents (other than this Agreement) to which it is, or (as the case may be) is to be, party and all necessary corporate, shareholder and other action has been or will be taken to authorize the execution, delivery and performance of the same and no limitation on its powers to give guarantees and/or to create security will be exceeded as a result of the execution and delivery of any of the Lending Documents (other than this Agreement);

            8.1.4 this Agreement constitutes, and each of the other Lending Documents when executed and delivered by the Borrower will constitute, valid and legally binding obligations of it enforceable in accordance with their respective terms;

            8.1.5 the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, this Agreement and the Security Documents will not:-

                   (a) contravene any existing applicable law, statute, rule or regulation or any judgement, decree or permit to which it is subject;

                   (b) conflict with, or result in any breach of any of the terms of, or constitute a default under, any material agreement or other material instrument to which it is a party or is subject or by which it or any of its property is bound; or

                   (c) contravene or conflict with any provision of its memorandum or articles of association.

                   (d) result, other than pursuant to the provisions of this Agreement or any of the other Lending Documents, in the creation or imposition of, or oblige it to create any Security Interest on any of its assets, rights or revenues;

            8.1.6 no litigation, arbitration or administrative proceeding is taking place, pending or, threatened against the Borrower which could have a material adverse effect on its business, assets or financial condition;

            8.1.7 no Event of Default nor any Potential Default has occurred and is continuing; and

            8.1.8 (a) to the best of the Borrower's knowledge (knowledge for this purpose shall be based on the actual knowledge of the Management of the Borrower and the knowledge that a prudent purchaser in the Borrower's position would seek in assessing whether to purchase the Business) that the information contained in the Long Form Report is based upon reasonable assumptions and does not contain any information which is misleading in any way and (b) the audited accounts of the Business for the year ended 31 December 1998 give a true and fair view of the financial position of the Business for the relevant periods and (b) the financial projections for the Borrower for the two years ended 31/12/2000 are the best estimate of the Management of the Borrower as to the future performance of the Borrower based upon historical financial information and reasonable assumptions of the Borrower.

      8.2 The Borrower further represents and warrants to the Bank that:-

            8.2.1 it is not (nor could with the giving of notice or lapse of time or any combination thereof be) in breach of or in default under any agreement to which it is a party or by which it may be bound which agreement is material to the carrying on of its business as that business is being carried on as at the date of this Agreement (or will be being carried out as of and immediately following the Completion Date);

            8.2.2 the copies of the Sale of Business Agreement and its memorandum and articles of association delivered to the Bank or the Bank's Solicitors prior to the date hereof are true, complete and accurate in all respects and have not been amended, varied or supplemented in any way and no other agreements, arrangements or understandings exist or are contemplated between all or any of the parties to those agreements and instruments which would affect the transactions or arrangements contemplated by the Sale of Business Agreement;

            8.2.3 every consent, authorization, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by it to authorize, or required by it in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement or any of the other Lending Documents or the performance by it of its obligations under this Agreement and/or any of the other Lending Documents has been obtained or made and is in full force and effect and there has been no default in the observance of the conditions or restrictions (if any) imposed in, or in connection with, any of the same;

            8.2.4 the Borrower is not aware of any claim or potential claim for any breach available under the Sale of Business Agreement;

            8.2.5 as at the date of this Agreement, the Borrower has no interest in the share capital of any body corporate;

            8.2.6 prior to the date of this Agreement, the Borrower has not undertaken any trading or incurred any liabilities of any nature whatsoever whether actual or contingent except for its obligations under the Sale of Business Agreement and the agreements in respect of the Existing Properties and any costs incurred solely in relation to the Acquisition;

            8.2.7 as at the Completion Date, the Borrower will not have any liabilities in respect of Borrowed Money other than as permitted under clause 9.2.2 and other than in respect of the security created by the Security Documents no Security Interest will exist over the assets and undertaking of the Borrower;

            8.2.8 no order has been made or petition presented or resolution passed for the winding up of the Borrower or the Holding Company or any of its Subsidiaries or for an administration order in respect of the Borrower or the Holding Company or any of its Subsidiaries and no distress execution or other process has been levied on any material part of their respective assets, none of such companies has stopped payment or is insolvent or unable to pay its debts for the purposes of Section 123(1) or (2) of the Insolvency Act 1986, no administrative receiver or receiver or receiver and manager has been appointed by any person to any part of its business or assets of such companies and there is no judgement or court order outstanding against it and such company;

            8.2.9 there are no agreements in force which call for the present or future issue or allotment of, or grant to any person the right (whether conditional or otherwise) to call for the issue or allotment of any share or loan capital of the Borrower (including any option or right of pre-emption or conversion);

            8.2.10 the obligations of the Borrower under this Agreement and the other Lending Documents are (or, in the case of the other Lending Documents, upon the same being executed and delivered by the Borrower will be) direct, general and unconditional obligations of the Borrower and rank or, as the case may be, will rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Borrower with the exception of any obligations which are mandatorily preferred by law and not by contract;

            8.2.11 save as fully and fairly disclosed to the Bank and MTT in writing and contained in the Fifth Schedule prior to the date hereof the Borrower:-

                   (a) complies and has at all times complied in all material respects with all Environmental Laws and Environmental Consents which may cause a Material Adverse Change except where any breach is a matter the subject of indemnification in favour of the Borrower under the Sale of Business Agreement and the Borrower has taken all steps to enforce such rights of indemnification;

                   (b) has obtained and maintained in full force and effect all material Environmental Consents and, there are no conditions, facts or circumstances entitling any such material Environmental Consents to be revoked, suspended, amended, varied, withdrawn or not renewed or which would prevent compliance with any Environmental Consents;

                   (c) is not required by any Environmental Consent or any Environmental Law or as a result of any claim in respect of a breach of any Environmental Law or Consent to make any investment or to incur any expenditure or to take or desist from taking any action which is likely to have a material adverse effect on its financial condition;

            8.2.12 no claim in respect of a breach of any Environmental Law or Consent is pending or has been made or threatened against the Borrower or any occupier of any property owned or leased by the Borrower;

            8.2.13 the Borrower has not prior to the Completion Date or upon the Completion Date entered into any transaction or series of transactions requiring approval under sections 320-322 of the Companies Act 1985 or which, if the share capital were then listed on the London Stock Exchange, would constitute "a transaction with a related party" (as defined in the London Stock Exchange's Listing Rules); and

            8.2.14 no claims are being or are likely to be asserted against the Borrower with respect to Taxes which are likely to be determined adversely to the Borrower and which, if so adversely determined, would cause a Material Adverse Change, and that it is not overdue in the filing of any Tax returns.

      8.3 The representations and warranties in clause 8.1 and 8.2 shall be deemed to be repeated by the Borrower on and as of the date of each Advance and each Interest Payment Date and at the end of each Accounting Quarter as if made with reference to the facts and circumstances existing on each such date. Additionally the Borrower shall be deemed to represent and warrant as at each such date in respect of the then latest Audited Accounts and Management Accounts delivered to the Bank under clauses 9.1.6 (a) and (b) respectively that:-

            8.3.1 in the case of the Audited Accounts, such Audited Accounts have been prepared in accordance with GAAP which have been consistently applied and present a true and fair view of the financial position of the Borrower (and any of its Subsidiaries) as at the date to which such Audited Accounts were made up and the results of the operations of the Borrower (and of its Subsidiaries) for the accounting reference period to which they relate and that as at such date, neither the Borrower nor any of its Subsidiaries had any significant liabilities (contingent or otherwise) which are required to be disclosed or reserved in accordance with GAAP and are not disclosed by or reserved against in, such financial statements (or the notes thereto) and neither the Borrower nor any of its Subsidiaries had any unrealized or anticipated losses which should, in accordance with GAAP be included in such Audited Accounts by way of note or provision; and

             8.3.2 in the case of the Management
                   Accounts, such Management Accounts have been properly prepared in accordance with good accounting practice on a basis consistent with that adopted in the Audited Accounts, that such Management Accounts are not considered misleading in any material respects, that the profit and loss accounts contained in the Management Accounts give a fair view of the results of the Borrower for the trading period to which they relate and the statement of net trading assets contained in the Management Accounts gives a fair view of the financial position of the business of the Borrower on that date.

9.    UNDERTAKINGS

      9.1 The Borrower undertakes with the Bank, from the date of this Agreement that so long as any moneys are owing under this Agreement or the other Lending Documents it:-

            9.1.1 will promptly inform the Bank in writing (and with a copy sent to MTT simultaneously) of any occurrence which is likely to affect its ability to perform its respective obligations under this Agreement or the other Lending Documents and of any Potential Default promptly upon becoming aware thereof and will from time to time, if so requested by the Bank confirm to the Bank (with a copy sent to MTT simultaneously) in writing that, save as otherwise stated in such confirmation:-

                   (a)  no Event of Default has occurred and is continuing;
                        and

                   (b) no Potential Default has occurred and is continuing;

            Any such notice(s) under this clause 9.1.1 shall be accompanied by a statement of a duly authorized officer of the Borrower (without personal liability on his part, other than in respect of fraudulent misrepresentation) providing such notice, setting forth details of the occurrence referred to and stating what action the Borrower proposes to take with respect thereto.

            9.1.2 will obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorization, licence or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things, which may from time to time be necessary under applicable law for the continued due performance of all its respective obligations under this Agreement and the other Lending Documents;

            9.1.3 will use the Facilities exclusively for the respective purposes specified in clause 3;

            9.1.4  will:-

                   (a) maintain such insurance policies as are normally maintained by prudent companies carrying on businesses similar to those carried on by the Borrower or any of its Subsidiaries and will ensure that the Agent (as defined in the Security Agency
                        Deed) (in its capacity as security agent for MTT) has its interest noted on the policies;

                   (b) (without prejudice to the provisions of any Lending Document) procure that the proceeds of any policy of insurance maintained by the Borrower or any of its Subsidiaries in respect of assets other than the Leases shall, if required by the Bank, be applied in or towards prepayment of the whole or such part of the Facilities as the Bank shall direct, unless the Bank agrees and provided no Event of Default has occurred and is continuing and has not been waived in writing by the Bank, that all or part of such proceeds may be used by the Borrower or any such company to reinstate the asset the subject of the claim;

            9.1.5 will (in relation to the Borrower and the Subsidiaries of the Borrower):-

                   (a) prepare financial statements and consolidated financial statements in accordance with GAAP consistently applied in respect of each accounting reference period and cause the same to be reported on by the Auditors;

                   (b) prepare unaudited management accounts in respect of each successive Trading Period consisting of a consolidated cashflow statement, profit and loss account for such Trading Period and a consolidated balance sheet as at the end of such Trading Period on the same basis as the latest preceding annual statements;

            9.1.6 will deliver to the Bank (with copies to MTT simultaneously) copies of each of the following documents:-

                   (a) as soon as available but in any event not later than 120 days after the end of the financial period to which they relate, the audited balance sheet and profit and loss account of the Borrower and its Subsidiaries and the audited consolidated balance sheet and consolidated profit and loss account of the Borrower and any of its Subsidiaries for each financial year and a cashflow statement for the Borrower and any of its Subsidiaries for such financial year together with the unqualified report of the Auditors thereon, the notes thereto and the directors' report thereon and, as soon as available but in any event not later than 120 days after the end of the financial period to which it relates, a copy of Form 10 - K (with all attachments) filed by the Holding Company with the Securities and Exchange Commission in the United States of America;

                   (b) within 30 days after the end of each Trading Period the Management Accounts in respect of the Borrower for such Trading Period and which shall (in respect of each relevant period) be accompanied by a brief reconciliation of any major divergencies from the financial forecasts provided to the Bank and MTT;

                   (c) as soon as available, but in any event not later than 10 days after the end of every Trading Period, will deliver to the Bank (with a copy to MTT simultaneously) the Eligible Receivables and Eligible Stock Certificate and a certificate as of the end of each such Trading Period signed by a director of the Borrower (without personal liability on his part, except in the case of fraudulent misrepresentation) containing a list of Receivables detailing the amount of each Receivable, the Account Debtor and date of the invoice (set out on an aged basis) and a stock report showing the value and categories of Stock and held by the Borrower as at such date for such period;

                   (d) at the time of issue thereof every circular, notice or like document issued by the Borrower to its creditors;

                   (e) at the time of the delivery of the Audited Accounts for each accounting reference period, and at the time of delivery of the Management Accounts at the end of each Accounting Quarter, a certificate in the form of the Second Schedule signed by a director of the Borrower (without personal liability on his part, except in the case of fraudulent misrepresentation), stating:-

                        (A) the respective amounts of PBIT, Interest, Surplus Cash, Adjusted Tangible Net Worth, Current Assets, Current Liabilities and Eligible Receivables and Eligible Stock (such certificate to be prepared in each case in respect of or, as the case may be, as at the end of the accounting reference period or end of the Accounting Quarter to which such Audited Accounts or Management Accounts respectively relate and to indicate the manner in which such amounts have been calculated);

                        (B) the application of such amounts to the ratios and limits specified in clause 9.3, and confirming that, as at the date at or to which the relevant Audited Accounts or, as the case may be Management Accounts are made up, the Borrower was in compliance with the covenants and undertakings set out in clause
                              9.3 (or, if it was not in such compliance, indicating the extent of the breach and the steps intended to be taken to remedy the same) and that, as at a date not more than 7 days prior to the delivery of the certificate:-

                              (1) no Event of Default has occurred and is continuing (or, if such is not the case, specifying the same); and

                              (2)   the Borrower is not aware that any
                                    Potential Default has occurred and is
                                    continuing;

                        (C) that there has been no Material Adverse Change in the business, assets or financial condition of the Borrower or any of its Subsidiaries since the date as at, or to which, such Audited Accounts or, as the case may be Management Accounts are made up (or, if such is not the case, specifying the same);

                        (D) that the representations warranties contained in clauses 8.1, and 8.2 were true (other than as previously advised in writing to the Bank) as at the date of or to which such Audited Accounts or as the case may be Management Accounts are made up as if made with reference to the facts and circumstances existing at such dates;

                   (f) no later than 30 days prior to the beginning of each financial year a budget for such financial year in a form previously approved by the Bank (without prejudice to any other provision of this clause 9 and including specifically, but without limitation, profit and loss and cashflow forecasts and balance sheet for such financial year) and a certificate signed by a director of the Borrower (without personal liability on his part, except in the case of fraudulent misrepresentation) to the effect that implementation of such budget would not give rise to:-

                        (i)   an Event of Default; or

                        (ii) a Potential Default, at any time during or following such financial year;

            9.1.7 will provide to the Bank (with a copy to MTT simultaneously) such financial and other information in its possession concerning the Borrower as the Bank may from time to time reasonably require;

            9.1.8 to the extent that it is lawful to do so (and if and to the extent it is unlawful to do so, the Borrower will, and will procure that any Subsidiary will comply with all applicable legislation in ensuring that it is lawful to do so) will procure, that a deed or other documentation, in form and substance satisfactory to the Bank incorporating provisions substantially the same as those in the guarantees and debentures (comprised in the Security Documents) and/or such other Security Documents as the Bank may require shall be executed and delivered to the Agent (as defined in the Security Agency Deed) (as security agent for MTT) by any Subsidiary of the Borrower, promptly upon its becoming such a Subsidiary, unless otherwise agreed by the Bank;

            9.1.9 will cause to be paid and discharged all Borrowed Money when due (except to the extent that they are the subject of a bona fide dispute as determined in the reasonable opinion of the Bank and that the Borrower is taking all steps available to it to contest such claim) and all Taxes imposed upon the Borrower, and will file or cause to be filed all tax returns required to be filed in all jurisdictions in which it is situated or carries on business or is otherwise subject to Taxation and pay all Taxes agreed with the Inland Revenue or relevant authority shown to be due and payable on such returns or any assessments made against it;

            9.1.10 will, upon the same being threatened or pending and in any case immediately after the commencement thereof, give to the Bank notice in writing (with a copy to MTT simultaneously) of any litigation, arbitration or administrative proceedings or any dispute affecting the Borrower or any of its Subsidiaries or any of their respective assets, rights or revenues in an amount in excess of (pound)100,000 which if determined agaiNST such company could be expected to have an adverse effect on the ability of the Borrower or any of its Subsidiaries duly to perform and observe their respective obligations under this Agreement or any of the other Lending Documents;

                   Any such notice under this clause 9.1.10 shall be accompanied by a statement of a duly authorized officer of the Borrower (without personal liability on his part, except in the case of fraudulent misrepresentation) providing such notice, setting forth details of the occurrence referred to and stating what action the Borrower proposes to take with respect thereto.


            9.1.11 will comply, and shall procure that its Subsidiaries comply, in all material respects with the terms and conditions of all agreements, licences and concessions material to the carrying on of its/or their business;

            9.1.12 will if requested by the Bank at any time during the period of the Facility procure that there be prepared at the cost of the Borrower a quarterly independent review of the Stock and Receivables such review to be addressed to the Bank and MTT. The Bank shall have the right to decide as to which firm of accountants (or other investigating professionals) shall conduct such review and the Borrower undertakes that it will, and will procure that any of its Subsidiaries will, provide access (upon reasonable notice) to such books, records and management of the Borrower (or any of its Subsidiaries) as such accountants (or other investigating professionals) may require in order to conduct such review;

            9.1.13 will procure that its business is carried on in
                   accordance in all material respects with all applicable Environmental Law and that all requisite Environmental Consents are maintained in full force and effect at all times (other than in each case where any breach is the subject of indemnification in favour of the Borrower under the Sale of Business Agreement provided that the Borrower has taken all steps to promptly enforce such rights);

            9.1.14 will keep proper books of record and accounts in which true and correct entries (which are complete in all material respects) which conform with GAAP shall be made of all dealings and transactions in relation to the Borrower's business and will procure that the Bank (or its agent) is given access upon reasonable notice during normal business hours for itself and/or its agents to all premises owned or occupied by the Borrower or any of its Subsidiaries for the purpose of enabling the Bank and/or its agents to

                        (i) inspect the buildings, machinery, plant, fixtures, vehicles, computers, office equipment and records of the Borrower;

                        (ii) gain access to the management and officers of the Borrower and the Auditors in order to discuss the business, operations, properties and financial and other condition of the Borrower;

            9.1.15 will notify the Bank (with a copy to MTT simultaneously)
                   expeditiously of any material notice or correspondence relating to either alleged planning breaches or claims for nuisance or claims of excessive noise in respect of the Leases and any future property to be acquired by the Borrower;

            9.1.16 will, within 30 days of Completion, transfer all its banks accounts from its existing bankers and thereafter will carry out all its normal banking transactions (i.e. BACS, CHAPS payments and other cash management activities and foreign exchange requirements) through the Bank;

            9.1.17 immediately upon any change in the employment status, duties or responsibilities of Michael J Scharf and/or Raymond Rozanski with respect to their employment with the Holding Company or the Borrower, the Borrower will provide the Bank (with a copy to MTT simultaneously) with a certificate executed by a duly authorized officer specifying such changes.

            9.1.18 will, on request by the Bank, enter into such additional documents (in a form and substance satisfactory to the Agent (as defined in the Security Agency Deed)) required by the Agent (as so defined) to take security over any freehold (or leasehold interest capable of registration at HM Land Registry) in respect of any properties owned or leased to the Borrower.

      9.2 The Borrower undertakes with the Bank that so long as any moneys are owing under this Agreement or the other Lending Documents without the prior written consent of the Bank:-

            9.2.1  it will not permit:-

                   (a) (save pursuant to the Security Documents) any Security Interest to subsist, arise or be created or extended over all or any part of its present or future undertakings, assets, rights or revenues to secure or prefer any present or future indebtedness of the Borrower or any of its Subsidiaries or any other person; or

                   (b) save pursuant to the Security Documents, any indebtedness of the Borrower for Borrowed Money to be guaranteed or otherwise assured against financial loss by any person except for indebtedness of the Borrower for Borrowed Money incurred in the ordinary course of trading and so guaranteed or assured by the Bank; or

                   (c) save pursuant to the Security Documents any indebtedness of any of its Subsidiaries to be guaranteed or otherwise assured against financial loss by any person;

            9.2.2 it will not, and will procure that no Subsidiary of the Borrower will, incur or permit to exist any obligations in respect of Borrowed Money to, or assume any liability under any guarantee, indemnity or other assurance against financial loss in respect of Borrowed Money in excess of (pound)100,000 in favour of any person except:-

                   (a)  the Facilities and the Lending Documents;

                   (b) Borrowed Money specifically approved by the Bank in the budgets approved by the Bank;

                   (c) as permitted with the prior written consent of the Bank;

                   (d) Borrowed Money under any Finance Lease s where the aggregate amount of such obligations in any one financial year does not exceed (pound)400,000;

                   (e)  Borrowed Money under the Subordinated Loan;

                   (f) Borrowed Money of (i) the Borrower to a Subsidiary of the Borrower or (ii) of a Subsidiary of the Borrower to the Borrower or (iii) of a Subsidiary of the Borrower to another Subsidiary of the Borrower, provided that in all cases the Bank has received security from such Subsidiaries pursuant to clause 9.1.8; or

                   (g) Borrowed Money in respect of non-interest bearing loans (which are, subject to the terms of the Inter creditor Agreement, repayable on demand) made on an unsecured basis by the Holding Company to the Borrower provided that:-

                        (i) such loans shall not exceed, at any time, a principal amount in excess of (pound)2,500,000 in aggregate;

                        (ii) the Borrower shall be entitled to repay any amounts outstanding under such loans unless at such time (i) any payment of principal or interest payable under this Agreement has not been paid on its due date; or (ii) the financial covenants contained in clause 9.3 have not been met or (iii) an Event of Default or Potential Default has occurred and is continuing;

                   (h)  the UK Guarantee and the Reimbursement Agreement;

            9.2.3 it will not, and will procure that no Subsidiary of the Borrower will:-

                   (a) sell or otherwise dispose of any of its assets on terms whereby such asset is or may be leased to, or reacquired or acquired by, the Borrower or any of its Subsidiaries; or

                   (b) sell or dispose of any of its Receivables or Stock otherwise than in the ordinary course of its business or Stock that is obsolete or worn out;

            9.2.4 other than the "lockbox" account held by the Borrower in the United States of America for the clearance of cheque drawn on US banks, it will not enter into any banking or financial transactions or maintain any current or deposit account with a bank or financial institution other than the Bank under this Agreement;

            9.2.5 it will not declare or pay any dividend or make any other distribution (whether in cash or in specie) in respect of all or any of its share capital other than management fees or charges in an amount not in excess of (pound)300,000 in aggregate in any one financial year payable to the Holding Company

            Provided that where, in respect of any financial year, PBIT exceeds (pound)5,000,000 for the whole of such financial year the Borrower shall be entitled (following the end of the financial year in question with reference to that year's Audited Accounts) to increase such management fees to (pound)500,000 in aggregate for the following financial year. If at a later date, PBIT falls below (pound)5,000,000 at any time with reference to that year's Audited Accounts, the level of permitted management fees shall reduce to (pound)300,000 in aggregate in any one financial year;

            9.2.6 other than a Permitted Disposal it will not, and will procure that no Subsidiary of the Borrower will, sell, transfer, lease, lend or otherwise dispose of or cease to exercise direct control over the whole or any part of the present or future undertakings, assets or revenues of the Borrower or any of its Subsidiaries whether by one or a series of transactions related or not other;

            9.2.7 it will not, and will procure that no Subsidiary of the Borrower will:-

                   (a) enter into any arrangement or contract with or transfer the whole or any part of its business or undertaking to any of its Affiliates unless such arrangement or contract is entered into on an arm's length basis and is fair and equitable to the Borrower or the relevant Subsidiary; or

                   (b) enter into any other transaction, arrangement or contract with any of its Affiliates which is on terms which are less favorable than those obtainable from any person who is not an Affiliate of the Borrower or the relevant Subsidiary;

            9.2.8 it will not terminate, amend or vary, or acquiesce in any termination, or amendment or variation, of the Sale of Business Agreement or any of the Lending Documents and will comply with the respective terms thereof and will, in the event that any such termination, amendment or variation is made (with the requisite consent), forthwith inform the Bank (with a copy to MTT simultaneously) of the nature and substance thereof;

            9.2.9 it will not waive any condition precedent under the Sale of Business Agreement;

            9.2.10 it will not alter or vary any provision of its
                   memorandum and articles of association or convene any meeting with a view either to the alteration of any provision of its Memorandum of Association or Articles of Association or to the passing of a resolution that it be wound up (except for the purpose of a reconstruction or amalgamation whilst solvent on terms previously approved in writing by the Bank (such approval not to be unreasonably withheld or delayed));

            9.2.11 it will not, and will procure that no Subsidiary of the
                   Borrower will, amalgamate or merge with or acquire any other undertaking company or person including the acquisition of shares in any other company;

            9.2.12 it will not change its accounting reference date (or that of any of its Subsidiaries) or cease to be resident for tax purposes in the United Kingdom;

            9.2.13 it will not change its Auditors;

            9.2.14 it will not, and will procure that no Subsidiary of the
                   Borrower will, make any material change to the nature of its business which would constitute a change in the nature of the business of the Borrower from that carried on immediately following the Completion Date;

            9.2.15 it will not, and will procure that no Subsidiary of the
                   Borrower will make or commit to make, any advance, loan, extension of credit or capital contribution to, or purchase of, any shares, bonds, notes, debentures or other securities of, or make any other investment in (by way of transfers of property, acquisitions of evidences of indebtedness or otherwise), any person except:

                   (a) advance payments or deposits against purchases made in the ordinary course of the Borrower's business;

                   (b) advances to employees which do not exceed at any time, in the aggregate, (pound)50,000;

                   (c) advances by the Borrower to a Subsidiary of the Borrower who has executed security in favour of the Agent (as defined in the Security Agency Deed) (as security agent for MTT) pursuant to clause 9.1.8;

                   (d) Receivables owing to the Borrower or its Subsidiaries or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; and

                   (e) investments received or arising in connection with the bankruptcy or reorganization of any supplier or customer of the Borrower or any Subsidiary of the Borrower in settlement of any obligations to the Borrower or any Subsidiary of the Borrower;

                   (f)  any adequate provision for any pension
                        contributions made (or to be made) by the Borrower relating to Mr A Bagshawe's pension

            9.2.16 it will not repay or prepay or cancel the Subordinated
                   Loan or any interest accrued thereon or vary or alter in any way any of the terms of the Intra Group Loan Agreement or create any Security Interest to secure the Subordinated Loan.

      9.3 The Borrower undertakes with the Bank that from the Completion Date and as long as any monies are owing under this Agreement or any of the Lending Documents the financial position of the Borrower shall be such that:-

            9.3.1 the ratio of PBIT to Interest of the Borrower in respect of each period referred to in Column A below shall not be less than the ratio set out in Column B below opposite such period;

                   COLUMN A                               Column B

                   Completion to 30/9/99                  1.5:1
                   Completion  to 31/12/99                1.75:1
                   Completion to 31/3/00                  2:1
                   1/7/99 to 30/6/00                      2.25:1
                   1/10/99 to 30/9/00                     2.5:1
                   1/1/00 to 31/12/00 and thereafter      2.75:1

            9.3.2 The Adjusted Tangible Net Worth shall not at any time in relation to each period from the date set out in Column A below to the date set out in Column B below opposite such first mentioned date be less than the amount set out in Column C below opposite both such dates:

                   COLUMN A         Column B         Column C
                   Completion Date  30/12/99   (pound)6,250,000
                   31/12/99         30/3/00    (pound)7,250,000
                   31/3/00          29/6/00    (pound)7,450,000
                   30/6/00          29/9/00    (pound)7,950,000
                   30/9/00          30/12/00   (pound)8,650,000
                   31/12/00         30/12/01   (pound)9,350,000
                   31/12/01 and                (pound)10,000,000
                   thereafter


            9.3.3 the Capital Expenditure in respect of each period referred to in Column A below shall not exceed the amount set out in Column B below opposite such period;

                   COLUMN A                         Column B

                   Completion to 31/12/99      (pound)1,600,000
                   1/1/00 to 31/12/00 and      (pound)2,100,000
                   thereafter


            Provided that, for the avoidance of doubt:-

                        (i) the amount of Capital Expenditure in Column B for the period from Completion Date to 31/12/00 shall exclude the costs associated with the closure of Ductile Hot Mill or the partial closure of Dudley Port Steel Mill (which costs shall be limited to a maximum of (pound)1,500,000); and

                        (ii) the amounts set out in Column B shall exclude any amounts re-invested by the Borrower in the Business.

            9.3.4 the ratio of Current Assets to Current Liabilities shall at all times not be less than the ratio of 1.5:1.

      9.4 The covenants contained in clause 9.3.1 and 9.3.4 shall be tested on the last day of each Accounting Quarter, the covenant contained in clause 9.3.2 shall be tested on a continuous basis by reference to the monthly Management Accounts and certificates produced in accordance with Clause 9.1.6(c) and the covenant contained in clauses 9.3.3 shall be tested monthly in each case by reference to:

            9.4.1 the Audited Accounts for the relevant accounting reference period and prior to the publication thereof;

            9.4.2  the Management Accounts.

      If and to the extent that the Audited Accounts differ from the monthly Management Accounts the Borrower shall itself and (if required by the Bank) procure that the Auditors shall provide a clear written explanation as to how such difference(s) arise. In such circumstances the Borrower shall make such adjustments to the Management Accounts compiled after such Audited Accounts as the Bank may consider to be appropriate to ensure that the Management Accounts are prepared in accordance with policies and bases consistent with the Audited Accounts.

      9.5 The Bank may require the Auditors at the cost of the Borrower to verify such figures provided to it in relation to the financial covenants in clause 9.3 and give a certificate in a form and content satisfactory to the Bank] certifying the amounts of PBIT, Interest, Surplus Cash, Adjusted Tangible Net Worth, Current Assets and Current Liabilities and Eligible Stock and Eligible Receivables for the relevant period with the intent that the covenants contained in clause 9.3 shall require to be satisfied by the figures so certified even if the Audited Accounts for the relevant accounting period have not yet been published.

      9.6 In the event of any change after the date hereof in GAAP which would lead to the covenants in clause 9.3 having a different effect to that which would have arisen prior to such change the Bank may in its absolute discretion after consultation with the Bank and the Borrower vary or amend by notice in writing to the Borrower any of such covenants so as to achieve an effect the same or similar to that which was originally intended.

      9.7   If there is any dispute as to any computation under clauses
            9.3.1 to 9.3.4 inclusive or as to the interpretation of any of the terms used in such clauses the decision of the Auditors shall in the absence of manifest error be conclusive and binding for the purposes of this Agreement.

10.   EVENTS OF DEFAULT

      10.1 Each of the events set out below is an Event of Default (whether or not caused by any reason whatsoever outside the control of the Borrower or any Subsidiary of the Borrower or any other person) namely if:-

            10.1.1 Non-payment: the Borrower fails to pay any sum due from it under this Agreement or any of the other Lending Documents in Sterling, at the time (or within 2 Business Days thereafter where the failure to pay is due to an error arising in the transmission of funds) and in the manner stipulated in this Agreement or the relevant Lending Document; or

            10.1.2 Breach of other obligations: the Borrower commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under this Agreement or any of the other Lending Documents (other than those referred to in clause 10.1.1) and, in respect of any such breach or omission which, in the opinion of the Bank, is capable of remedy, such action as the Bank may require to remedy the same shall not have been taken within 5 Business Days after the Bank shall have given written notice to the Borrower of such breach or omission and of the action required by the Bank to remedy the same; or

            10.1.3 Misrepresentation: any representation, warranty or statement made or deemed to be made or repeated by or on behalf of the Borrower in, or in connection with, this Agreement or any of the other Lending Documents or in any notice, accounts, certificate or statement referred to in or delivered under this Agreement or any of the other Lending Documents is or proves to have been materially incorrect at the time it is made or deemed to be made in any respect, unless the underlying circumstances (if, in the Bank's opinion, capable of remedy) are remedied within 3 Business Days after the Bank shall have given notice to the Borrower of such incorrect representation, warranty or statement and of the action required by the Bank to remedy the same; or

            10.1.4  Cross-default:

                    (a) any Borrowed Money of the Holding Company or any of
                        its Subsidiaries at any time becomes prematurely due and payable or any creditor of the Holding Company or any of its Subsidiaries becomes entitled to declare any such Borrowed Money due and payable prior to the date when they would otherwise have become due or any guarantee or indemnity given by the Holding Company or any of its Subsidiaries in respect of any such indebtedness is not honored when due and called upon provided that such sums exceed (pound)100,000; or

                    (b) any Borrowed Money of the Holding Company or any of
                        its Subsidiaries is not paid as and when the same is or becomes due and payable; or

                    (c) any Security Interest over any assets of the
                        Holding Company or any Subsidiary securing Borrowed Money or any guarantee or indemnity given by the Holding Company or any Subsidiary in respect of such Borrowed Money becomes enforceable and steps are taken to enforce the same;

            10.1.5 Material Litigation: the Borrower or any of its Subsidiaries becomes involved in or is threatened with any litigation, arbitration or administration proceedings which in the opinion of the Bank will constitute a Material Adverse Change; or

            10.1.6 Consents and Authorizations: any consent, authorization, licence or approval of, or registration with or declaration to, any governmental or public body or authority or court required by the Borrower to authorize, or required by the Borrower in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement or any of the other Lending Documents or the performance by the Borrower of any of its obligations under this Agreement or the other Lending Documents is modified in a manner unacceptable to the Bank, or is not granted or is revoked or terminated or expires and is not renewed, or otherwise ceases to be in full force and effect; or

            10.1.7 Attachment or Process: a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon any of the undertakings, assets, rights or revenues of the Borrower or any of its Subsidiaries and is not discharged within 7 days; or

            10.1.8  Insolvency:

                    (a) the Borrower or any of its Subsidiaries is deemed
                        unable to pay its debts in accordance with Section 123(1) or (2) of the Insolvency Act 1986 (as that Section may be amended by order under Section 416 of the Insolvency Act 1986 or otherwise); or

                    (b) the Borrower or any of its Subsidiaries becomes, or
                        admits to being, unable to pay its debts as they fall due; or

                    (c) the Borrower or any of its Subsidiaries otherwise
                        becomes insolvent or stops or suspends making payments (whether of principal or interest) with respect to all or any class of its debts or announces an intention to do so; or

            10.1.9  Administration:

                    (a) any meeting of the Borrower or any of its
                        Subsidiaries is convened for the purpose of considering any resolution to present an application for an administration order; or

                    (b) a petition for an administration order in relation
                        to the Borrower or any of its Subsidiaries is presented to the court; or

                    (c) the Borrower or any of its Subsidiaries passes a
                        resolution to present an application for an administration order; or

                    (d) an administration order is made in relation to the
                        Borrower or any of its Subsidiaries; or

            10.1.10 Compositions etc: any steps are taken or negotiations commenced, by the Borrower or any of its Subsidiaries or by the creditors generally of the Borrower or any of its Subsidiaries (or any class of them) with a view to proposing (under any enactment or otherwise) any kind of composition, scheme of arrangement, compromise or arrangement, in each case involving the Borrower or any of its Subsidiaries and any of its creditors generally (or any class of them); or

            10.1.11 Appointment of receivers and managers:

                    (a) any administrative or other receiver or any manager
                        is appointed of the Borrower or any of its Subsidiaries or any part of its assets and/or undertaking; or

                    (b) the directors of the Borrower or any of its
                        Subsidiaries request any person to appoint such a receiver or manager; or

                    (c) any other steps are taken to enforce any Security
                        Interest over all or any part of the assets and/or undertaking of the Borrower or any of its Subsidiaries ; or

            10.1.12 Winding up:

                    (a) any meeting of the Borrower or any of its
                        Subsidiaries is convened for the purpose of considering any resolution for (or to petition for) its winding up; or

                    (b) the Borrower or any of its Subsidiaries passes such
                        a resolution; or

                    (c) any person presents any petition for the winding up
                        of the Borrower or any of its Subsidiaries which is not withdrawn or discharged within 6 Business Days of service; or

                    (d) an order for the winding up of the Borrower or any
                        of its Subsidiaries is made not being a winding-up or dissolution of the Borrower or any such company involving an amalgamation or reorganization on a solvent basis to which the Bank has given its prior written consent (such consent not to be unreasonably withheld or delayed); or

            10.1.13 Striking Off: any corporate, legal or administrative proceedings are commenced with a view to the striking off of the Borrower or any of its Subsidiaries not being a striking off involving an amalgamation or reorganization on a solvent basis to which the Bank has given its prior written consent (such consent not to be unreasonably withheld or delayed); or

            10.1.14 Analogous Proceedings: there occurs, in relation to the
                    Borrower or any of its Subsidiaries in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the opinion of the Bank, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 10.1.7 to
                    10.1.13 (inclusive) or the Borrower or any of its Subsidiaries otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

            10.1.15 Cessation of business: the Borrower or any of its
                    Subsidiaries suspends or ceases or threatens immediately to suspend or cease to carry on the whole or a substantial part of its business; or

            10.1.16 Seizure: all, or any part, of the undertaking, assets, rights or revenues of, or shares or other ownership interests in the Borrower or any of its subsidiaries are seized, sequestrated, attached, nationalized, expropriated or compulsorily acquired by or under the authority of any government or any third party; or

            10.1.17 Security: any Lending Document is not or ceases to be effective or is alleged by the Borrower to be ineffective at any time for any reason; or

            10.1.18 Change of Shareholders: any person or persons (not being a member of the Borrower at the Completion Date) acquires or agrees to acquire or has an option to acquire any interest in the equity share capital (as defined by Section 744 of the Companies Act 1985) of the Borrower; or

            10.1.19 Unlawfulness: it becomes unlawful at any time for the
                    Borrower to perform all or any of its obligations under this Agreement or for the Borrower to perform all or any of its obligations under the other Lending Documents; or

            10.1.20 Repudiation: the Borrower repudiates this Agreement or does or causes or permits to be done any act or thing evidencing an intention to repudiate this Agreement and/or the Borrower repudiates any of the other Lending Documents to which it is party or does or causes or permits to be done any act or thing evidencing an intention to repudiate any such Lending Document; or

            10.1.21 Qualification of Accounts: the Auditors qualify their report on the Audited Accounts of the Borrower in any way whatsoever; or

            10.1.22 Material Adverse Change: there occurs a Material
                    Adverse Change; or

            10.1.23 Swap Default: the Borrower or any of its Subsidiaries
                    commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any interest rate and/or currency swap transactions or other hedging arrangements to which it is a party for the time being and in respect of any such breach or omission which in the opinion of the Bank is capable of remedy such action as the Bank may require to remedy the same shall not have been taken within 7 days after the Bank shall have given notice to the Borrower of such breach or omission and of the action required by the Bank to remedy the same; or

            10.1.24 Rescission/Repudiation of the Sale of Business
                    Agreement: any party rescinds or repudiates the Sale of Business Agreement.

      10.2 The Bank may, without prejudice to any other rights of the Bank, at any time after the happening of an Event of Default by notice to the Borrower declare that:

            10.2.1 the obligation of the Bank to make available the Facilities shall be terminated, and shall be reduced to zero forthwith; and/or

            10.2.2 the Term Facility and the Revolving Facility and all interest and commitment commission accrued and all other sums payable under this Agreement have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable; and/or the Security Documents (or any of them) have become enforceable.

            On or at any time after the making of any such declaration, the Bank shall be entitled, to the exclusion of the Borrower (and without prejudice to clause 6.1), to select the duration of Interest Periods.

11.   PAYMENTS

      11.1 All payments to be made under this Agreement shall be made in Sterling in immediately available funds during normal business hours. If any sum falls due for payment on a day which is not a Business Day it shall be made on the next succeeding Business Day.

      11.2 All payments to be made by the Borrower under this Agreement shall be made to the Bank at such office as the Bank may notify to the Borrower from time to time.

      11.3 All sums payable by the Borrower under this Agreement shall be paid in full without any set-off or counterclaim and free and clear of and without any deduction or withholding whatsoever.

12.   FEES AND COSTS

      12.1  The Borrower shall pay the Bank:-

            12.1.1 an arrangement fee of (pound)250,000 (two hundred aND fifty thousand pounds Sterling) which shall be paid on the date that this Agreement is signed; and

            12.1.2 a monitoring fee in respect of the Facilities of (pound)12,000 (twelve thousand pounds Sterling) per annum payable monthly in advance the first such payment being due and payable on Completion Date and monthly thereafter; and

            12.1.3 a non-utilization fee of 0.125% per annum of the amounts undrawn of the Revolving Facility Available Amount which fee shall be charged daily and payable quarterly in arrears the first such payment being due and payable on 30 June 1999;

            12.1.4 a guarantee fee of 0.15% per annum charged on that portion of the Revolving Facility used by way of terminable indemnities, such fee to be payable quarterly in advance the first such payment being due and payable on the first date that the Borrower elects to require part of the Revolving Facility to be drawn by way of terminable indemnities; and

            12.1.5 the Bank's professional fees (including legal and investigating accountants' fees and out of pocket expenses together with value added tax if any thereon) incurred by the Bank in connection with the negotiation, preparation and execution of the Lending Documents and the fulfilment of all conditions of the Facilities such fees shall be paid on the Completion Date.

      12.2 The Borrower shall pay to the Bank on demand all reasonable expenses (including legal and out-of-pocket expenses and together with value added tax if any thereon) on a full indemnity basis incurred by the Bank in connection with any amendment or extension of and the granting of any waiver or consent under and the discharge of the Lending Documents and/or in contemplation of or otherwise in connection with the enforcement of or preservation of any rights under the Lending Documents or otherwise in respect of the moneys owing under or in respect of the Facilities.

      12.3 The Borrower will pay all stamp documentary registration and other similar duties (including any payable by the Bank) in connection with the Lending Documents.

      12.4 The Bank may effect payment of all fees expenses and other sums due and payable by the Borrower under this clause 12 out of and by deduction from the Advance or by debiting the same to the Current Account.

      12.5 Any sums payable to the Bank hereunder shall if appropriate have value added tax added thereto which shall be payable by the Borrower in addition.

13.   INDEMNITIES ETC.

      13.1 The Borrower shall on demand indemnify the Bank against any liability loss or expense which the Bank shall incur as a consequence of:-

            13.1.1 any default in payment by the Borrower of any sum under this Agreement when due;

            13.1.2  the occurrence of any Event of Default;

            13.1.3 any repayment or prepayment of the Loans or part thereof being received otherwise than in accordance with the terms of this Agreement including in any such case, but not limited to any loss or expense incurred in maintaining or funding the Facilities under this Agreement or in liquidating or re-employing deposits from third parties acquired or contracted for in order to effect or maintain the same and any Breakage Costs.

      13.2 If circumstances arise which would or would upon the giving of notice result in :-

            13.2.1 the Borrower being required to make a payment to the Bank under clause 13.1;

            13.2.2 the Borrower being required to make a payment to the Bank under clause 15;

            13.2.3 the Borrower being obliged to pay additional amounts under clause 14;

            13.2.4  any amount becoming payable under clause 21;

            then without in any way limiting reducing or otherwise qualifying the obligations of the Borrower under this Agreement the Bank shall endeavor to take such steps as may be open to it to mitigate or remove such circumstances including without limitation the transfer of its rights and obligations under this Agreement to another bank or financial institution unless to do so might (in the opinion of the Bank which opinion shall be conclusive and binding and may be given without reason) be in any respect prejudicial to the Bank or be in any respect in conflict with the Bank's general banking policies or involve the Bank in excessive expense or an increased administrative burden.

14.   TAXES

      14.1 All payments to be made by the Borrower under this Agreement shall be made free and clear of and without deduction for or on account of Taxation unless the Borrower is required to make such a payment subject to the deduction or withholding of Taxation in which case the amount payable by the Borrower in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that after the making of such deduction or withholding the Bank receives and retains (free from any liability in respect of any such deduction or withholding) a net amount equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

      14.2 If the Bank obtains a refund of tax, or credit against tax on its overall net income, by reason of the Borrower paying an additional amount under Clause 14.1 (a "Tax Credit"), and the Bank is able to identify the Tax Credit as being attributable, wholly or partly to such additional amount, then the Bank shall reimburse such amounts as it shall reasonably determine to be the proportion of the Tax Credit as will leave the Bank (after that reimbursement) in no better or worse position that it would have been in if the additional payment had not been required. The Bank shall not be obliged to disclose any confidential information regarding its business, tax affairs or computations to the Borrower.

15.   INCREASED COSTS

      If by reason of any change in or introduction of any law regulation treaty or official directive or any change in its interpretation application or administration and/or compliance with any request from or agreement with or requirement of any central bank or other fiscal monetary or other authority (whether or not having the force of law):-

      15.1 the Bank incurs a cost as a result of its having entered into and/or performing any of its respective obligations under this Agreement; or

      15.2 there is any increase in the cost to the Bank of funding or maintaining the Facilities under this Agreement; or

      15.3 there is any reduction in any amount payable to the Bank or the Bank suffers any reduction in the rate of return on its overall capital as the result of a change in the manner in which its capital resources are allocated to its obligations under this Agreement; or

      15.4 the Bank becomes liable to make any payment on or calculated by reference to an Advance the Borrower shall from time to time on demand by the Bank promptly pay to the Bank amounts sufficient to indemnify the Bank against, as the case may be, such cost increased cost reduction or liability.

16.   ILLEGALITY

      If at any time it is or becomes unlawful or contrary to any request from or requirement of any central bank or other fiscal monetary or other authority (whether or not having the force of law) for the Bank to make fund or allow to remain outstanding the whole or any part of the Facilities under this Agreement then the Bank shall promptly after becoming aware of the same deliver to the Borrower a certificate to the effect that if the Bank so requires, the Borrower shall not later than such date as the Bank shall have specified (such date not being earlier than 3 Business Days prior to the latest permitted date) repay the Loans together with accrued interest thereon and any other amounts then due to the Bank hereunder.

17.   SET OFF

      17.1 The Bank may, following the occurrence of an Event of Default which is continuing (but so that such qualification shall not apply to any rights of set off available to it in respect of the Cash Account which rights shall be unfettered) without further notice to the Borrower, apply any credit balance (whether or not then due and in whatever currency) which is at any time held by any office or branch of the Bank for the account of the Borrower in or towards satisfaction of any sum then due and payable from the Borrower under this Agreement and in respect of which a default in payment has occurred.

      17.2 For the purposes of exercising any rights under this clause or any rights under general law, the Bank may convert or translate all or any part of such a credit balance into another currency applying its spot rate of exchange for the relevant currency.

      17.3 The Bank is not obliged to exercise any of its rights under this clause which shall be without prejudice and in addition to any rights under the general law.

      17.4 In this clause 'rights under the general law' means any right of set off combination or consolidation of accounts, lien or similar right which the Bank has under any applicable law.

18.   ASSIGNMENT

      18.1 This Agreement shall be binding upon and enure for the benefit of each of the parties hereto and their respective successors and permitted assigns (and any person to whom the Bank shall in accordance with the provisions of this Agreement transfer or novate any rights and/or obligations under the Lending Documents).

      18.2 The Borrower may not assign or transfer any of its rights benefits or obligations under the Lending Documents.

      18.3 The Bank may assign all or any part of its rights or benefits or transfer all or any part of its obligations under the Lending Documents to MTT or its nominee or any Qualifying Bank. The Bank will assign all of its rights, title and interest in and to the Lending Documents to MTT or as MTT may direct upon receipt in full of all monies owing to it under this Agreement from MTT under the Standby Letters of Credit and the Borrower will enter into such documentation as is required to perfect such assignment.

            Nothing in this clause 18.3 shall restrict in any way the proposed refinancing of that element of the Revolving Facility which is attributable to the Eligible Receivables by Lombard Nat West Discounting Limited.

      18.4 The Bank may disclose on a confidential basis to any actual or potential assignee or transferee of any rights benefits or obligations under the Lending Documents such information about the Borrower, the Holding Company and the Business and financial condition as the Bank shall consider appropriate.

      18.5 The Bank may at any time and from time to time change its facility office (being the office out of which it will make available and maintain the Facilities under this Agreement) in which event it will promptly give the Borrower written notice thereof.

19.   SEVERANCE

      If at any time any of the provisions of this Agreement is or becomes illegal invalid or unenforceable in any respect under any law or regulation of any jurisdiction neither the legality validity or enforceability of the remaining provisions of this Agreement nor the legality validity or enforceability of such provision under the law of any other jurisdiction shall be in any way affected or impaired thereby.

20.   COUNTERPARTS

      This Agreement may be executed in any number of counterparts in which case this Agreement will be as effective as if all signatures on the counterparts were on a single copy of this Agreement.

21.   MARKET DISRUPTION

      If in respect of any Interest Period the Bank determines that:-

      21.1 adequate and fair means do not exist for ascertaining the interest rate for any Interest Period; or

      21.2 by reason of circumstances affecting the London Interbank Market generally it is impracticable for the Bank to fund or continue to fund the Loans or the Advance during any Interest Period the Bank shall notify the Borrower accordingly. The Borrower and the Bank shall negotiate in good faith with a view to arriving within a period of 30 days from such notification at an acceptable alternative arrangement failing which the Borrower shall, if requested by the Bank promptly prepay the Loans together with accrued interest thereon to the date of prepayment (calculated at the rate or rates most lately applicable) and all other sums payable by the Borrower under this Agreement and the Bank's obligations hereunder shall terminate. In such case the Borrower shall also reimburse to the Bank such amount as may be determined by the Bank to be necessary to compensate it for the increased cost (if any) of maintaining the Advance during the period of negotiation referred to in this clause until such prepayment.

22.   EUROPEAN ECONOMIC AND MONETARY UNION

      22.1  Monetary union

            If, as a result of the implementation of European economic and monetary union ("MONETARY UNION"):-

            22.1.1 the currency in which an Advance (or any other
                   obligation under this Agreement or the Lending
                   Documents) is denominated ceases to be the lawful currency of the country of that currency and is replaced by a European single currency; or

            22.1.2 that currency and a European single currency are at the same time recognized by the central bank of the country of that currency as the lawful currency of that country;

                   and the Bank so requires, then each amount which would otherwise have been payable by the Borrower under this Agreement or the Lending Documents in that currency shall be paid by the Borrower in the European single currency and the amount so payable shall be such amount of the European single currency as equals the amount of that currency translated at the rate of exchange recognized by the European Central Bank for the conversion of the relevant currency into the European single currency for the purposes of implementation of monetary union.

      22.2  NECESSARY AMENDMENTS

            If, following the implementation of monetary union, the Bank so requires, this Agreement will be amended to the extent the Bank specifies to be necessary to reflect the implementation of monetary union and the redenomination of the Facilities (or part thereof) and to put the parties to this Agreement in the same position, so far as possible, that they would have been in had monetary union not occurred and the Borrower agrees to pay the costs of the Bank incurred in respect thereof.

23.   LAW AND JURISDICTION

      23.1 This Agreement shall be governed by and construed in accordance with English Law.

      23.2 The Borrower irrevocably agrees for the exclusive benefit of the Bank that the courts of England shall have jurisdiction to hear and determine any suit action or proceeding and to settle any dispute which may arise out of or in connection with this Agreement and for such purposes hereby irrevocably submits to the jurisdiction of such courts.

      23.3 Nothing contained in this clause shall limit the right of the Bank to take proceedings against the Borrower in any other court of competent jurisdiction nor shall the taking of any such proceedings in one or more jurisdictions preclude the taking of proceedings in any other jurisdiction whether concurrently or not (unless precluded by applicable law).

24.   NOTICES

      24.1  All communications made hereunder shall be made in writing.

      24.2 Any notice, proceedings or other documents to be served on the Borrower pursuant to this Agreement shall be addressed to it at Victoria Steel Works, Bull Lane, Moxley, Wednesbury, West Midlands, WS10 8RS (Marked for the attention of Tony Bagshawe) simultaneously with a copy to the Holding Company at 667 Madison Avenue, New York, New York 10021, United States of America (Attention Michael Scharf) or such address as the Borrower may or the Holding Company (as the case may be) hereafter advise the Bank in writing or sent to it by facsimile at the latest number notified to the Bank by the Borrower. Notices sent by facsimile shall be deemed to be given on the date telephone confirmation of receipt is received and notices sent by post first class pre-paid shall be deemed to be served 3 Business Days after despatch provided that if such date of despatch is not a Business Day in the country of the addressee or if the time of despatch of a facsimile is after the close of business for the relevant date in the country of the addressee this shall be deemed to have been received at the opening of business on the next Business Day.

      24.3 Any communication required to be given by the Borrower to the Bank shall be addressed as follows:-

            Addressee:     the Corporate Director
            Address:       National Westminster Bank  Plc
                           P O Box 4641
                           103 Colmore Row
                           Birmingham
                           B3 3NR
            Facsimile No:  0121 234 2504

      and the Borrower shall also be obliged to also provide copies of any written communication and details of any verbal communication at the same time to MTT as follows :-

            Addressee:     Bob Kush Esq
            Address:       MTT
                           One Fountain Plaza
                           Buffalo
                           New York
                           United States of America
            Facsimile No:  [          ]

      or to such other persons the Bank may advise the Borrower in writing prior to despatch. Notices sent by facsimile shall be deemed to be given on the date telephone confirmation of receipt is received and notices sent by post first class prepaid shall be deemed to be received two days after posting and notices served personally shall be deemed to be served immediately provided that if the date of despatch is not a Business Day in the country of the addressee or if the time of despatch of a facsimile is after the close of business for the relevant date in the country of the addressee, they shall be deemed to have been received at the opening of business on the next Business Day.

25.   WAIVERS

      No failure or delay by the Bank in exercising any right power or privilege under this Agreement or any of the other Lending Documents shall impair the same or operate as a waiver of the same nor shall any single or partial exercise of any right power or privilege preclude any further exercise of the same or the exercise of any other right power or privilege. The rights and remedies provided in this Agreement or any of the other Lending Documents are cumulative and not exclusive or any rights or remedies provided by law.


            IN WITNESS whereof the parties have executed this Agreement the day and year first before written.


Signed by Alun Lewis

duly authorized for and on behalf of

NATIONAL WESTMINSTER BANK PLC

in the presence of:-

Richard Lawley
(Banker)






Signed by Raymond Rozanski

duly authorized for and on behalf of

NIAGARA LASALLE (UK) LIMITED

in the presence of:-

Stephen Nelson
(solicitor of Bouverie House, City of London)